Exhibit 10.19

PROMISSORY NOTE

$15,600,000.00	Dated as of January 5, 2007
Scottsdale, Arizona

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Borrower”), for value received, hereby promises to pay to GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), whose address is 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, or order, on or before February 1, 2017 (the “Maturity Date”), the principal sum of $15,600,000.00 (“Loan Amount”), as herein provided. Initially capitalized terms which are not otherwise defined in this Note shall have the meanings set forth in that certain Loan Agreement dated as of the date of this Note between Borrower and Lender, as such agreement may be amended, restated and/or supplemented from time to time (the “Loan Agreement”).

In addition, the following terms shall have the following meanings for all purposes of this Note.

“Adjustable Rate” means an annual interest rate equal to the sum of the Adjustable Rate Basis plus 1.70%.

“Adjustable Rate Basis” means, for any Interest Period, the annual interest rate (rounded upwards, if necessary, to the nearest 1/100th of one percent) equal to the three month London Interbank Offered Rate (“LIBOR”) on the Adjustable Rate Reset Date as published in The Wall Street Journal. If for any reason such rate is no longer published in The Wall Street Journal, Lender shall select such replacement index as Lender in its sole discretion determines most closely approximates such rate.

“Adjustable Rate Reset Date” means the last Business Day of each calendar month, prior to the next Interest Period.

“Amortization Period” means two hundred forty months.

“First Payment Date” means March 1, 2007.

“Interest Period” means (a) initially, the period beginning on the date of this Note and ending on the last day of the calendar month in which such date occurs, and (b) thereafter, the period beginning on the first day of the calendar month and ending on the last day of such calendar month.

“Payment Period” means (a) initially, the twelve-month period beginning on the First Payment Date and ending on the day immediately prior to the first Payment Reset Date, and (b) thereafter, the twelve-month period beginning on each Payment Reset Date and ending on the day immediately prior to the next Payment Reset Date.

“Payment Reset Calculation” means the level monthly payment calculated by the full amortization of the outstanding principal amount of this Note on the Payment Reset Date at the Adjustable Rate (with the definition of “Adjustable Rate Reset Date” defined to mean the last Business Day of the calendar month two months prior to the next Payment Reset Date) over the remaining originally scheduled term of this Note.

“Payment Reset Date” means each anniversary of the First Payment Date.

Borrower shall pay interest on the outstanding principal amount of this Note at the Adjustable Rate, determined monthly as described above, on the basis of a 360-day year for the actual number of days elapsed, in arrears, provided, that, interest on the principal amount of this Note for the period commencing with the date such principal amount is advanced by Lender through the last day in the month in which this Note is dated shall be due and payable upon delivery of this Note.

Commencing on the First Payment Date until and including February 1, 2009, Borrower shall pay consecutive monthly installments on the first day of each calendar month of interest only at the Adjustable Rate in lawful money of the United States. Commencing on March 1, 2009 until and including February 1, 2010, Borrower shall pay consecutive monthly installments of interest on the Loan Amount at the Adjustable Rate and principal payments equal to one-twelfth of one percent (1%) of the Loan Amount. Commencing on March 1, 2010 until the Maturity Date, Borrower shall pay consecutive monthly installments of principal and interest at the Adjustable Rate in arrears on the first day of each calendar month amortized over the Amortization Period. The monthly installments shall be level during a Payment Period. The monthly payments for the Payment Period shall be in equal amounts until the Payment Reset Date, at which time, and on each succeeding Payment Reset Date thereafter, the level monthly payment to be paid by Borrower shall be adjusted for the next succeeding Payment Period based on the Payment Reset Calculation. All outstanding principal and unpaid accrued interest shall be paid on the Maturity Date.

Upon execution of this Note, Borrower shall authorize Lender to establish arrangements whereby all payments of principal and interest hereunder are transferred by Automated Clearing House Debit initiated by Lender directly from an account at a U.S. bank in the name of Borrower to an account designated by Lender. Each payment of principal and interest hereunder shall be applied first toward any past due payments under this Note (including payment of all Costs (as herein defined), then to accrued interest at the Adjustable Rate, and the balance, after the payment of such accrued interest, if any, shall be applied to the unpaid principal balance of this Note; provided, however, each payment hereunder after an Event of Default has occurred under this Note shall be applied as Lender in its sole discretion may determine. After application of any monthly payment in the above manner, in the event that the outstanding principal amount of this Note exceeds 110% of the original principal balance of this Note, Borrower shall prepay, without premium or penalty, on the first day of the next succeeding calendar month after each such occurrence, a principal amount equal to the difference between the outstanding principal balance of this Note and the original principal balance of this Note (the “Negative Amortization Amount”). Lender shall notify Borrower in writing on or before the twenty-fifth day of each calendar month during the term of this Note of Lender’s determination of the Negative Amortization Amount, if any, payable on the first day of the next succeeding calendar month. Lender shall also notify Borrower in writing on or before the twenty-fifth day of the calendar month prior to the next Payment Reset Date during the term of this Note of Lender’s determination of the level monthly payment to be paid by Borrower based on the Payment Reset Calculation for the next Payment Period.

Provided no Event of Default shall have occurred and be continuing, Borrower shall have an option (the “Conversion Option”), exercisable only once between the seventh (7th) and thirty-sixth (36th) month following the Closing Date, to convert the interest rate accruing under this Note (the “Conversion”) from the Adjustable Rate to a fixed rate of interest (the “Base Interest Rate”). Borrower shall exercise the Conversion Option by providing Lender written notice of Borrower’s election (the “Conversion Notice”). The Conversion shall be deemed effective on the first day of the second calendar month following delivery of the Conversion Notice to Lender (the “Conversion Date”), and this Note shall be deemed modified as of the Conversion Date to reflect the Conversion. Lender shall notify Borrower ten (10) days following delivery of Conversion Notice of the Base Interest Rate, which Base Interest Rate shall be equal to the seven (7) year weekly U.S. Dollar Interest Rate Swap (as published in Federal Reserve Statistical Release H.15[519] http://www.federalreserve.gov/releases/H15/) plus 1.98%. From and after the Conversion Date, fixed equal monthly payments, based on the amortization of the outstanding principal amount of this Note as of the Conversion Date (including any accrued interest at the Adjustable Rate) over the period from and after the Conversion Date until the Maturity Date at the Base Interest Rate shall be due and payable commencing on the first day of the calendar month following the month in which the Conversion Date occurs and continuing on the first day of each month thereafter until the Maturity Date, at which time the outstanding principal balance of this Note and unpaid interest accrued at the Base Interest Rate shall be due and payable. Lender shall provide Borrower with an amortization schedule setting forth the principal and interest payments due under this Note from and after the Conversion Date, and such amortization schedule shall be prima facie evidence of such principal and interest payments.

Borrower may prepay this Note in full, but not in part (except as otherwise set forth below), including all accrued but unpaid interest hereunder and all sums advanced by Lender pursuant to the Loan Documents and any Other Agreements, provided that (a) no Event of Default has occurred under any of the Loan Documents or any Other Agreements and is continuing, and (b) any such prepayment shall only be made on a regularly scheduled payment date upon not less than 30 days prior written notice from Borrower to Lender.

Except as otherwise set forth herein, while the Note is at the Adjustable Rate, any such prepayment shall be made together with payment of a prepayment premium equal to:

(a) 2% of the principal amount prepaid if the prepayment is made on or following the date of this Note but prior to the first anniversary of the date of this Note; or

(b) 1% of the principal amount prepaid if the prepayment is made on or following the first anniversary of the date of this Note but prior to the second anniversary of the date of this Note.

Except as otherwise set forth herein, from and after the Conversion Date, any such prepayment shall be made together with payment of an amount equal to the sum of:

(a) a prepayment fee equal to 1% of the principal amount prepaid; and

(b) a prepayment premium equal to the positive difference (if any) between (i) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through the scheduled Maturity Date (the “Remaining Scheduled Term”), calculated using the interpolated yield, at the time of such prepayment, of the two U.S. Dollar Interest Rate Swaps (as published in Federal Reserve Statistical Release H.15[519]) whose terms most closely match the Remaining Scheduled Term, and (ii) the present value of the stream of monthly principal and interest payments due under this Note from the date of such prepayment through the scheduled Maturity Date, calculated using the interpolated yield, as of the Conversion Date, of the two U.S. Dollar Interest Rate Swaps whose terms most closely match the term commencing on the Conversion Date and ending on the scheduled Maturity Date.

The foregoing prepayment fee and prepayment premium, as applicable, shall be due and payable regardless of whether such prepayment is the result of a voluntary prepayment by Borrower or as a result of Lender declaring the unpaid principal balance of this Note, accrued interest and all other sums due under this Note, the Mortgage, the other Loan Documents, and any Other Agreements, due and payable as contemplated below; provided, however, the prohibition on a partial prepayment and the prepayment fee and the prepayment premium, as applicable, shall not be applicable with respect to a prepayment of this Note in connection with an application of condemnation proceeds as contemplated by the Mortgage or if exception is otherwise made in the Loan Documents.

This Note is secured by the Mortgage and the other Loan Documents. Upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance of this Note, accrued interest, if any, and all other sums due under this Note and any Loan Documents or Other Agreements due and payable at once without notice to Borrower. All past-due principal and/or interest shall bear interest from the due date to the date of actual payment at a rate (the “Default Rate”) equal to the lesser of (a) the highest rate for which the undersigned may legally contract or (b) the greater of 14% and the rate which is 6% per annum above the Adjustable Rate (or 14% per annum in the event the Conversion Option has been exercised), and such Default Rate shall continue to apply following a judgment in favor of Lender under this Note. If Borrower fails to make any payment or installment due under this Note within five days of its due date, Borrower shall pay to Lender, in addition to any other sum due Lender under this Note or any other Loan Document, a late charge equal to 5% of such past-due payment or installment (the “Late Charge”), which Late Charge is a reasonable estimate of the loss that may be sustained by Lender due to the failure of Borrower to make timely payments. All payments of principal and interest due hereunder shall be made (a) without deduction of any present and future taxes, levies, imposts, deductions, charges or withholdings, which amounts shall be paid by Borrower, and (b) without any other right of abatement, reduction, setoff, defense, counterclaim, interruption, deferment or recoupment for any reason whatsoever. Borrower will pay the amounts necessary such that the gross amount of the principal and interest received by Lender is not less than that required by this Note.

No delay or omission on the part of Lender in exercising any remedy, right or option under this Note shall operate as a waiver of such remedy, right or option. In any event, a waiver on any one occasion shall not be construed as a waiver or bar to any such remedy, right or option on a future occasion. Borrower hereby waives presentment, demand for payment, notice of dishonor, notice of protest, and protest, notice of intent to accelerate, notice of acceleration and all other notices or demands in connection with delivery, acceptance, performance, default or endorsement of this Note. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Note shall be given in accordance with the notice provisions in the Loan Agreement. Should any indebtedness represented by this Note be collected at law or in equity, or in bankruptcy or other proceedings, or should this Note be placed in the hands of attorneys for collection after default, Borrower shall pay, in addition to the principal and interest due and payable hereon, all costs of collecting or attempting to collect this Note (the “Costs”), including reasonable outside attorneys’ fees and expenses of Lender (including those fees and expenses incurred in connection with any appeal) and court costs whether or not a judicial action is commenced by Lender. This Note may not be amended or modified except by a written agreement duly executed by the party against whom enforcement of this Note is sought. In the event that any one or more of the provisions contained in this Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Note, and this Note shall be construed as if such provision had never been contained herein or therein. Time is of the essence in the performance of each and every obligation under this Note.

Notwithstanding anything to the contrary contained in any of the Loan Documents, the obligations of Borrower to Lender under this Note and any other Loan Documents are subject to the limitation that payments of interest and late charges to Lender shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of applicable law limiting the maximum rate of interest that may be charged or collected by Lender. The portion of any such payment received by Lender that is in excess of the maximum interest permitted by such provisions of law shall be credited to the principal balance of this Note or if such excess portion exceeds the outstanding principal balance of this Note, then such excess portion shall be refunded to Borrower. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and/or spread throughout the full term of this Note (including, without limitation, the period of any renewal or extension thereof) so that interest for such full term shall not exceed the maximum amount permitted by applicable law.

This obligation shall bind Borrower and its successors and assigns, and the benefits hereof shall inure to Lender and its successors and assigns.

IN WITNESS WHEREOF, Borrower has executed and delivered this Note effective as of the date first set forth above.

BORROWER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By: SUPERTEL HOSPITALITY REIT TRUST, a Maryland real estate investment trust, Its General Partner

By:	/s/ Donavon A. Heimes
Donavon A. Heimes,
Vice President/Treasurer

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”) is made as of January 5, 2007 (the “Closing Date”), by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), and SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership (“Borrower”).

AGREEMENT:

In consideration of the mutual covenants and provisions of this Agreement, the parties agree as follows:

1. Definitions. The following terms shall have the following meanings for all purposes of this Agreement:

“ADA” means the Americans with Disabilities Act of 1990, as such act may be amended from time to time.

“Affiliate” means any Person that directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including 18 U.S.C. § § 1956 and 1957, and the BSA.

“Applicable Regulations” means all applicable statutes, regulations, rules, ordinances, codes, licenses, permits, orders and approvals of each Governmental Authority having jurisdiction over the Premises, including, without limitation, all health, building, fire, safety and other codes, ordinances and requirements, and all applicable standards of the National Board of Fire Underwriters and the ADA in each case, as amended, and any judicial or administrative interpretation thereof, including any judicial order, consent, decree or judgment applicable to any of the Borrower Parties or any of the Lessee Parties.

“Borrower Parties” means, collectively, Borrower and any guarantors of the Loan (including, in each case, any predecessors-in-interest).

“BSA” means the Bank Secrecy Act (31 U.S.C. § § 5311 et. seq.), and its implementing regulations, Title 31 Part 103 of the U.S. Code of Federal Regulations.

“Business Day” means any day on which Lender is open for business other than a Saturday, Sunday or a legal holiday, ending at 5:00 P.M. Phoenix, Arizona time.

“Change of Control” means the occurrence of any of the following: (a) any merger or consolidation by Supertel Hospitality, Inc. with or into any other entity (other than any Affiliates of Supertel Hospitality, Inc.) where Supertel Hospitality, Inc. is not the surviving party; (b) any merger or consolidation by the Borrower with or into any other entity (other than any Affiliates of the Borrower) where, following consummation of such merger or consolidation, Supertel Hospitality, Inc. ceases to be the “beneficial owner” (as defined in Rule 13d-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of 50% or more of the combined voting power of the outstanding securities of the surviving party to such merger or consolidation; or (c) if any “person” (as defined in Section 3(a)(9) of the Exchange Act and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, but excluding the Borrower Parties and their Affiliates) becomes, subsequent to the Closing, the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act) of securities of any of the Borrower Parties, as applicable, representing 50% or more of the combined voting power of such Borrower Party’s then outstanding securities (other than indirectly as a result of the redemption by any of the Borrower Parties, as applicable, of its securities).

“Closing” means the disbursement of the Loan Amount by Title Company as contemplated by this Agreement.

“Code” means Title 11 of the United States Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Default Rate” has the meaning set forth in the Note.

“Entity” means any entity that is not a natural person.

“Environmental Indemnity Agreement” means the environmental indemnity agreement dated as of the date of this Agreement executed by Borrower for the benefit of the Indemnified Parties and such other parties as are identified in such agreement with respect to the Premises, as the same may be amended from time to time.

“Event of Default” has the meaning set forth in Section 9.

“Fee” means an underwriting, site assessment, valuation, processing and commitment fee equal to 0% of the Loan Amount.

“Fixed Charge Coverage Ratio” has the meaning set forth in Section 6.J.

“Franchise Agreement” means the franchise, license or area development agreements with Franchisor for the conduct of business at the Premises as a Permitted Concept, together with all amendments, modifications and supplements thereto.

“Franchisor” means Super 8 Motels, Inc., Choice Hotels International, Inc., or any other franchisor reasonably acceptable to Lender, and its successors.

“GAAP” means generally accepted accounting principles consistently applied.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority having jurisdiction or supervisory or regulatory authority over the Premises or any of the Borrower Parties.

“Indemnified Parties” means Lender, the trustees under the Mortgage, if applicable, and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by the Mortgage is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefits of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Premises, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnity Agreements” means all indemnity agreements executed for the benefit of any of the Borrower Parties, Lessee Parties or any prior owner, lessee or occupant of the Premises in connection with Hazardous Materials, including, without limitation, the right to receive payments under such indemnity agreements.

“Lease” means the lease between Borrower, as lessor, and Lessee, as lessee, with respect to the Premises together with all amendments, modifications and supplements thereto.

“Lender Entities” means, collectively, Lender (including any predecessor-in-interest to Lender) and any Affiliate of Lender (including any Affiliate of any predecessor-in-interest to Lender).

“Lessee” means TRS Leasing, Inc., a Virginia corporation, and its successors.

“Lessee Parties” means, collectively, Lessee and any guarantors of the Lease (including, in each case, any predecessors in interest).

“Loan” means the loan for the Premises described in Section 2.

“Loan Amount” means $15,600,000.00.

“Loan Documents” means, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity Agreement, the Subordination Agreement, the UCC-1 Financing Statements, the Authorization Regarding Information form previously delivered on behalf of the Borrower Parties to Lender and all other documents, instruments and agreements executed in connection therewith or contemplated thereby, as the same may be amended from time to time.

“Loan Pool” means: (a) in the context of a Securitization, any pool or group of loans that are a part of such Securitization; (b) in the context of a Transfer, all loans which are sold, transferred or assigned to the same transferee; and (c) in the context of a Participation, all loans as to which participating interests are granted to the same participant.

“Management Agreement” means a management agreement relating to the Premises and reasonably acceptable to Lender between Lessee and Manager.

“Manager” means Royal Host Management, Inc. or any other manager reasonably acceptable to Lender.

“Material Adverse Effect” means a material adverse effect on (a) the Premises, including, without limitation, the operation of the Premises as a Permitted Concept, or (b) Borrower’s ability to perform its obligations under the Loan Documents.

“Mortgage” means the Mortgages, Deeds of Trust and Deed to Secure Debt dated as of the date of this Agreement executed by Borrower for the benefit of Lender with respect to the Premises, as the same may be amended from time to time.

“Note” means the promissory note dated as of the date of this Agreement executed by Borrower in favor of Lender evidencing the Loan, as the same may be amended, restated or substituted from time to time.

“Obligations” has the meaning set forth in the Mortgage.

“OFAC Laws and Regulations” means Executive Order 13224 issued by the President of the United States of America, the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), and the Cuban Assets Control Regulations (Title 31 Part 515 of the U.S. Code of Federal Regulations), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including, without limitation, the United States Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as hereafter supplemented, amended or modified from time to time, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Other Agreements” means, collectively, all agreements and instruments between or among (a) any of the Borrower Parties or any Affiliate of any of the Borrower Parties (including any Affiliate of any predecessor-in-interest to any of the Borrower Parties) and, (b) any of the Lender Entities, including, without limitation, promissory notes and guaranties; provided, however, the term “Other Agreements” shall not include the agreements and instruments defined as the Loan Documents.

“Participation” means one or more grants by Lender or any of the other Lender Entities to a third party of a participating interest in notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

“Permitted Concept” means a hotel using the Super 8 or Comfort Inn trade names or any other trade name reasonably acceptable to Lender and related operations.

“Permitted Exceptions” means (a) the lien for current real property taxes and assessments, not yet due and payable; (b) liens and security interests in favor of Lender; (c) those easements, restrictions, liens and encumbrances set forth as exceptions in the title insurance policy issued by Title Company to Lender and approved by Lender in its sole discretion; (d) the Lease; (e) purchase money security interests not to exceed $100,000 in the aggregate on all the Premises, and (f) any other matters which have been approved in writing by Lender.

“Person” means any individual, corporation, partnership, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personal Property” has the meaning set forth in the Mortgage.

“Premises” means the parcel or parcels of real estate legally described on Exhibit A attached hereto, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements now or hereafter located thereon (whether or not affixed to such real estate) and the Personal Property.

“Restoration” has the meaning set forth in the Mortgage.

“Securitization” means one or more sales, dispositions, transfers or assignments by Lender or any of the other Lender Entities to a special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities (and, to the extent applicable, the subsequent sale, transfer or assignment of such notes to another special purpose corporation, trust or other entity identified by Lender or any of the other Lender Entities), and the issuance of bonds, certificates, notes or other instruments evidencing interests in pools of such loans, whether in connection with a permanent asset securitization or a sale of loans in anticipation of a permanent asset securitization. Each Securitization shall be undertaken in accordance with all requirements which may be imposed by the investors or the rating agencies involved in each such sale, disposition, transfer or assignment or which may be imposed by applicable securities, tax or other laws or regulations.

“Subordination Agreement” means the subordination and attornment agreement dated as of the date of this Agreement executed by Borrower, Lessee and Lender with respect to the Lease as the same may be amended from time to time.

“Substitute Documents” has the meaning set forth in Section 11.

“Substitute Premises” means one or more parcels of real estate substituted for the Premises in accordance with the requirements of Section 11, together with all rights, privileges and appurtenances associated therewith and all buildings, fixtures and other improvements, equipment, trade fixtures, appliances and other personal property located thereon (whether or not affixed to such real estate). For purposes of clarity, where two or more parcels of real estate comprise a Substitute Premises, such parcels or interests shall be aggregated and deemed to constitute the Substitute Premises for all purposes of this Agreement.

“Title Company” means Lawyers Title Insurance Corporation.

“Transfer” means one or more sales, transfers or assignments by Lender or any of the other Lender Entities to a third party of notes evidencing obligations to repay secured or unsecured loans owned by Lender or any of the other Lender Entities or any or all servicing rights with respect thereto.

“UCC-1 Financing Statements” means such UCC-1 Financing Statements as Lender shall file with respect to the transactions contemplated by this Agreement.

“UCC” has the meaning set forth in the Mortgage.

“U.S. Publicly-Traded Entity” is an Entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the U.S. or a wholly-owned subsidiary of such an Entity.

2. Transaction. On the terms and subject to the conditions set forth in the Loan Documents, Lender shall make the Loan. The Loan will be evidenced by the Note and secured by the Mortgage. Borrower shall repay the outstanding principal amount of the Loan together with interest thereon in the manner and in accordance with the terms and conditions of the Note and the other Loan Documents. The Premises shall be leased to the Lessee pursuant to the Lease and, at Closing, Borrower shall assign the Lease to Lender pursuant to the Mortgage. The Loan shall be advanced at the Closing in cash or otherwise immediately available funds subject to any prorations and adjustments required by this Agreement.

3. Escrow Agent; Closing Costs. Borrower and Lender hereby employ Title Company to act as escrow agent in connection with the transactions described in this Agreement. Borrower and Lender will deliver to Title Company all documents, pay to Title Company all sums and do or cause to be done all other things necessary or required by this Agreement, in the reasonable judgment of Title Company, to enable Title Company to comply herewith and to enable any title insurance policy provided for herein to be issued. Title Company shall not cause the transaction to close unless and until it has received written instructions from Lender and Borrower to do so. Title Company is authorized to pay, from any funds held by it for Lender’s or Borrower’s respective credit all amounts necessary to procure the delivery of such documents and to pay, on behalf of Lender and Borrower, all charges and obligations payable by them, respectively. Borrower will pay all charges payable by it to Title Company. Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Borrower and Lender or to interplead such documents or funds in an action brought in any such court. Deposit by Title Company of such documents and funds shall relieve Title Company of all further liability and responsibility for such documents and funds. Title Company’s receipt of this Agreement and opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to Title Company. Disbursement of any funds shall be made by check, certified check or wire transfer, as directed by Borrower and Lender. Title Company shall be under no obligation to disburse any funds represented by check or draft, and no check or draft shall be payment to Title Company in compliance with any of the requirements hereof, until it is advised by the bank in which such check or draft is deposited that such check or draft has been honored. The employment of Title Company as escrow agent shall not affect any rights of subrogation under the terms of any title insurance policy issued pursuant to the provisions thereof.

4. Closing Conditions. The obligation of Lender to consummate the transaction contemplated by this Agreement is subject to the fulfillment or waiver of each of the following conditions:

A. Title Insurance Commitments. Lender shall have received for the Premises a preliminary title report and irrevocable commitment to insure title in the amount of the Loan, by means of a mortgagee’s, ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the Premises is located) issued by Title Company showing Borrower vested with good and marketable fee title in the real property comprising such Premises, committing to insure Lender’s first priority lien upon and security interest in such real property subject only to Permitted Exceptions, and containing such endorsements as Lender may require.

B. Survey. Lender shall have received a current ALTA survey of the Premises or its equivalent, the form and substance of which shall be satisfactory to Lender in its reasonable discretion. Lender shall have obtained a flood certificate indicating that the location of the Premises is not within the 100-year flood plain or identified as a special flood hazard area as defined by the Federal Emergency Management Agency, or if the Premises is in such a flood plain or special flood hazard area, Borrower shall have provided Lender with evidence of flood insurance maintained on the Premises in an amount and on terms and conditions reasonably satisfactory to Lender.

C. Environmental. Lender shall have completed such environmental due diligence of the Premises as it deems necessary or advisable in its sole discretion, and Lender shall have approved the environmental condition of the Premises in its sole discretion.

D. Compliance With Representations, Warranties and Covenants. All of the representations and warranties set forth in Section 5 shall be true, correct and complete in all material respects as of the Closing Date, and Borrower shall be in compliance in all material respects with each of the covenants set forth in Section 6 as of the Closing Date. No event shall have occurred or condition shall exist or information shall have been disclosed by Borrower or discovered by Lender which has had or would be reasonably likely to have a Material Adverse Effect on the Premises, any of the Borrower Parties or Lessee Parties or Lender’s willingness to consummate the transaction contemplated by this Agreement, as determined by Lender in its sole and absolute discretion.

E. Proof of Insurance. Borrower shall have delivered to Lender certificates of insurance and copies of insurance policies showing that all insurance required by the Loan Documents and providing coverage and limits satisfactory to Lender are in full force and effect.

F. Legal Opinions. Borrower shall have delivered to Lender such legal opinions as Lender may reasonably require all in form and substance reasonably satisfactory to Lender and its counsel.

G. Fee and Closing Costs. Borrower shall have paid the Fee to Lender and shall have paid all costs of the transactions described in this Agreement, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, survey charges, UCC and litigation search charges, the attorneys’ fees of Borrower, reasonable outside attorneys’ fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to Section 4.C, Lender’s site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements). Borrower shall have also paid all real and personal property and other applicable taxes and assessments and other charges relating to the Premises which are due and payable on or prior to the Closing Date as well as taxes and assessments due and payable subsequent to the Closing Date but which Title Company requires to be paid at Closing as a condition to the issuance of the title insurance policy described in Section 4.A.

H. Franchise Agreement. Lender shall have received a certificate (the “Franchisor Certificate”) from Franchisor in form and substance acceptable to Lender which provides that the Premises has been approved by Franchisor. The Franchisor Certificate shall also provide that the Franchise Agreement is valid, binding and in full force and effect, with a term (inclusive of existing annual renewal options) which will expire after the scheduled maturity date of the Note, and no events have occurred which could constitute a default under the Loan Documents, and, to the extent Franchisor has a right of first refusal in the Franchise Agreement that extends to the sale, transfer or conveyance of the Premises, Franchisor waives all such rights of first refusal set forth in the Franchise Agreement as to Lender and its successors and assigns.

I. Lease and Subordination Agreement. Borrower and Lessee shall have executed and delivered the Lease and the Subordination Agreement. The Lease and the Subordination Agreement shall be in form and substance reasonably satisfactory to Lender.

J. Management Agreement. The Management Agreement shall be in full force and effect. Lender shall have approved the Management Agreement in its reasonable discretion and Manager and Lessee shall have delivered to Lender such subordination agreements, collateral assignments of management agreement and consents to collateral assignment of management agreement as Lender may require in its sole discretion.

K. Closing Documents. At or prior to the Closing Date, Lender or the Borrower Parties, as may be appropriate, shall have executed and delivered or shall have caused to be executed and delivered to Lender, or as Lender may otherwise direct, the Loan Documents and such other documents, payments, instruments and certificates, as Lender may require in form acceptable to Lender.

Upon fulfillment or waiver of all of the above conditions, Lender shall deposit funds necessary to close this transaction with the Title Company and this transaction shall close in accordance with the terms and conditions of this Agreement.

5. Representations and Warranties of Borrower. The representations and warranties of Borrower contained in this Section are being made by Borrower as of the Closing Date to induce Lender to enter into this Agreement and consummate the transactions contemplated herein and shall survive the Closing. Borrower represents and warrants to Lender as follows:

A. Financial Information. Borrower has delivered to Lender certain financial statements and other information concerning the Borrower Parties in connection with the transaction described in this Agreement (collectively, the “Financial Information”). The Financial Information is true, correct and complete in all material respects; there have been no amendments to the Financial Information since the date such Financial Information was prepared or delivered to Lender. Borrower understands that Lender is relying upon the Financial Information and Borrower represents that such reliance is reasonable. All financial statements included in the Financial Information were prepared in accordance with GAAP (except as otherwise noted) and fairly present as of the date of such financial statements the financial condition of each individual or entity to which they pertain. No change has occurred with respect to the financial condition of any of the Borrower Parties or the Premises as reflected in the Financial Information, which has had, or could reasonably be expected to result in, a Material Adverse Effect, and has not been disclosed in writing to Lender.

B. Organization and Authority. Each of the Borrower Parties (other than individuals), as applicable, is duly organized or formed, validly existing and in good standing under the laws of its state of incorporation or formation. Borrower is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in each state where the Premises are located, and each of the Borrower Parties is qualified as a foreign corporation, partnership or limited liability company, as applicable, to do business in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. All necessary action has been taken to authorize the execution, delivery and performance by the Borrower Parties of this Agreement and the other Loan Documents. The person(s) who have executed this Agreement on behalf of Borrower are duly authorized so to do. Borrower is not a “foreign corporation”, “foreign partnership”, “foreign trust”, “foreign estate” or “foreign person” (as those terms are defined by the Internal Revenue Code of 1986, as amended). Borrower’s U.S. Federal Tax Identification number, Organization Identification number and principal place of business are correctly set forth on the signature page of this Agreement. None of the Borrower Parties, and, to the best of their knowledge, no individual or entity owning directly or indirectly any interest in any of the Borrower Parties, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws and Regulations or is otherwise in violation of any of the OFAC Laws and Regulations; provided, however, the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly-Traded Entity.

C. Enforceability of Documents. Upon execution by the Borrower Parties, this Agreement and the other Loan Documents shall constitute the legal, valid and binding obligations of the Borrower Parties, respectively, enforceable against the Borrower Parties in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity.

D. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving the Borrower Parties or the Premises before any arbitrator or Governmental Authority, except for such suits, actions, proceedings or investigations which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect.

E. Absence of Breaches or Defaults. The Borrower Parties are not, and the authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not result, in any breach or default under any other document, instrument or agreement to which any of the Borrower Parties is a party or by which any of the Borrower Parties, the Premises or any of the property of any of the Borrower Parties is subject or bound, except for such breaches or defaults which, individually or in the aggregate, have not had, and would not reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Agreement and the other Loan Documents will not violate any applicable law, statute, regulation, rule, ordinance, code, rule or order. The Premises is not subject to any right of first refusal, right of first offer or option to purchase or lease granted to a third party (other than the Lease and room rentals in the ordinary course of business).

F. Utilities. Adequate public utilities are available at the Premises to permit utilization of the Premises as a Permitted Concept and all utility connection fees and use charges will have been paid in full prior to delinquency.

G. Zoning; Compliance With Laws. The Premises is in compliance with all applicable zoning requirements, and the use of the Premises as a Permitted Concept does not constitute a nonconforming use under applicable zoning requirements. The Borrower Parties and the Premises are in compliance with all Applicable Regulations except for such noncompliance which has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

H. Area Development; Wetlands. No condemnation or eminent domain proceedings affecting the Premises have been commenced or, to the best of Borrower’s knowledge, are contemplated. Neither the Premises, nor to the best of Borrower’s knowledge, the real property bordering the Premises, are designated by any Governmental Authority as a wetlands.

I. Licenses and Permits; Access. All required licenses and permits, both governmental and private, to use and operate the Premises as a Permitted Concept are in full force and effect, except for such licenses and permits the failure of which to obtain has not had, and would not reasonably be expected to result in, a Material Adverse Effect. Adequate rights of access to public roads and ways are available to the Premises for unrestricted ingress and egress and otherwise to permit utilization of the Premises for their intended purposes, and all such public roads and ways have been completed and dedicated to public use.

J. Condition of Premises. The Premises, including the Personal Property, is in good condition and repair and well maintained, ordinary wear and tear excepted, fully equipped and operational, free from structural defects, safe and properly lighted.

K. Environmental. The representations and warranties of Borrower set forth in Section 2 of the Environmental Indemnity Agreement, together with the corresponding definitions, are incorporated by reference into this Agreement as if stated in full in this Agreement.

L. Title to Premises; First Priority Lien. Fee title to the real property comprising the Premises is vested in Borrower, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions. Borrower is owner of all Personal Property, free and clear of all liens, encumbrances, charges and security interests of any nature whatsoever, except the Permitted Exceptions, and no Affiliate of Borrower owns any of the Personal Property. Upon Closing, Lender shall have a first priority lien upon and security interest in the Premises pursuant to the Mortgage and the UCC-1 Financing Statements, subject only to the Permitted Exceptions.

M. No Mechanics’ Liens. There are no delinquent accounts payable or mechanics’ liens in favor of any materialman, laborer, or any other person or entity in connection with labor or materials furnished to or performed on any portion of the Premises; and no work has been performed or is in progress nor have materials been supplied to the Premises or agreements entered into for work to be performed or materials to be supplied to the Premises prior to the date hereof, which will be delinquent on or before the Closing Date.

N. Franchisor Provisions. Borrower has delivered to Lender a true, correct and complete copy of the Franchise Agreement. The Franchise Agreement is the only agreement in effect with Franchisor with respect to the Premises. The Franchise Agreement is in full force and effect and constitutes the legal, valid and binding obligations of the parties to the Franchise Agreement, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. None of the Borrower Parties or Manager has assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Franchise Agreement or any rights thereunder or any interest therein, and none of the Borrower Parties or Manager has received any notice that Franchisor has made any assignment, pledge or hypothecation of all or any part of its rights or interest in the Franchise Agreement. No notice of default from Franchisor has been received under the Franchise Agreement which has not been cured and no notice of default to Franchisor has been given under the Franchise Agreement which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under the Franchise Agreement.

O. Lease. Borrower has delivered to Lender a true, correct and complete copy of the Lease. The Lease is the only lease with respect to the Premises (except room rentals in the ordinary course of business), and is in full force and effect, and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. Except pursuant to the Loan Documents, Borrower has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Lease or any rights thereunder or any interest therein, and Borrower has not received any notice that the Lessee has made any assignment, pledge or hypothecation of all or any part of its rights or interests in the Lease. Borrower has not received any notice of default from the Lessee which has not been cured or given any notice of default to the Lessee which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default by the Lessee or Borrower under the Lease.

P. Money Laundering. Borrower is in full compliance with all Applicable Regulations relating to or attempting to eliminate, prevent, or detect money laundering, drug trafficking, terrorist acts and activities, and acts of war (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). Neither Borrower nor any other Borrower Party is (a) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation; or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation, or any other similar Executive Orders. All businesses in which Borrower and the other Borrower Parties are engaged are and will continue to be legitimate businesses, and all funds of Borrower and the other Borrower Parties have been and will continue to be derived from legitimate sources.

Q. Management Agreement. Borrower has delivered to Lender a true, correct and complete copy of the Management Agreement. The Management Agreement is in full force and effect and constitutes the legal, valid and binding obligations of the parties to the Management Agreement, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, liquidation, reorganization and other laws affecting the rights of creditors generally and general principles of equity. Except pursuant to the Loan Documents, Borrower has not assigned, transferred, mortgaged, hypothecated or otherwise encumbered the Management Agreement or any rights thereunder or any interest therein, and Borrower has not received any notice that Manager has made any assignment, pledge or hypothecation of all or any part of its rights or interest in the Management Agreement. No notice of default from Manager has been received under the Management Agreement that has not been cured and no notice of default to Manager has been given under the Management Agreement which has not been cured. No event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute a default under the Management Agreement.

6. Covenants. Borrower covenants to Lender from and after the Closing Date and until all of the Obligations are satisfied in full, as follows:

A. Payment of the Note. Borrower shall punctually pay, or cause to be paid, the principal, interest and all other sums to become due in respect of the Note and the other Loan Documents in accordance with the Note and the other Loan Documents. Borrower shall authorize Lender to establish arrangements whereby all scheduled payments made in respect of the Obligations are transferred by Automated Clearing House Debit initiated by Lender directly from an account at a U.S. bank in the name of Borrower to such account as Lender may designate or as Lender may otherwise designate.

B. Title. Borrower shall maintain good and marketable fee simple title to the real property comprising the Premises, and title to the Personal Property and the remainder of the Premises, free and clear of all liens, encumbrances, charges and other exceptions to title, except the Permitted Exceptions. Lender shall have valid first liens upon and security interests in the Premises, including the Personal Property, pursuant to the Mortgage and the UCC-1 Financing Statements, subject only to the Permitted Exceptions.

C. Organization and Status of Borrower; Preservation of Existence. Each of the Borrower Parties (other than individuals), as applicable, shall be validly existing and in good standing under the laws of its state of incorporation or formation. Borrower shall be qualified as a foreign corporation, partnership or limited liability company to do business in each state where the Premises is located, and each of the Borrower Parties shall be qualified as a foreign corporation, partnership or limited liability company in any other jurisdiction where the failure to be qualified would reasonably be expected to result in a Material Adverse Effect. Borrower shall preserve its current form of organization and shall not change its legal name, its state of formation, nor, in one transaction or a series of related transactions, merge with or into, or consolidate with, any other entity without providing, in each case, Lender with 30 days’ prior written notice and obtaining Lender’s prior written consent (to the extent such consent is required under Section 7 of this Agreement).

D. Licenses and Permits. All required licenses and permits, both governmental and private, to use and operate the Premises as a Permitted Concept shall be maintained in full force and effect.

E. Compliance With Laws Generally. The use and occupation of the Premises, and the condition thereof, including, without limitation, any Restoration, shall comply with all Applicable Regulations now or hereafter in effect, including, without limitation, the OFAC Laws and Regulations and Anti-Money Laundering Laws. In addition, the Borrower Parties shall comply with all Applicable Regulations now or hereafter in effect. Without limiting the generality of the other provisions of this Section, Borrower shall materially comply with the ADA, and all regulations promulgated thereunder, as it affects the Premises.

F. Compliance With Environmental Provisions. The covenants, obligations and agreements of Borrower set forth in Sections 3 through 7 of the Environmental Indemnity Agreement, together with the corresponding definitions, are incorporated by reference into this Agreement as if stated in full in this Agreement.

G. Financial Statements. Within 45 days after the end of each fiscal quarter and within 120 days after the end of each fiscal year of Borrower, Borrower shall deliver to Lender (1) complete financial statements of the Borrower Parties including a balance sheet, profit and loss statement (for the individual sites as well as the consolidated statement for Borrower), statement of cash flows and all other related schedules for the fiscal period then ended; (2) income statements for the business at the Premises; (3) standard hotel data of rooms rented and rooms available, as well as gross revenue breakdown of room revenue from other revenue, so that occupancy ADR and RevPar Statistics can be calculated; and (4) such other financial information as Lender may reasonably request in order to establish compliance with the financial covenants in the Loan Documents, including, without limitation, Section 6.J of this Agreement. The quarterly and annual financial statements submitted by Borrower shall be both on individual sites financed by Lender, as well as aggregate Borrower level basis, where the fixed charge coverage ratio calculation in Section J below will be applied, to allow Lender to track performance of specific sites. All such financial statements shall be prepared in accordance with GAAP, or as otherwise allowed by Lender from period to period, and shall be certified to be accurate and complete in all material respects by Borrower (or the Treasurer or other appropriate officer of Borrower). In the event the property and business at the Premises is ordinarily consolidated with other business for financial statement purposes, such financial statements shall be prepared on a consolidated basis and Borrower shall show separately the sales, profits and losses, assets and liabilities pertaining to the Premises with the basis for allocation of overhead of other charges being clearly set forth. The financial statements delivered to Lender need not be audited, but Borrower shall deliver to Lender copies of any audited financial statements of Borrower which may be prepared, as soon as they are available. Borrower shall also cause to be delivered to Lender copies of any financial statements required to be delivered to Borrower by any tenants of the Premises.

H. Lost Note. Borrower shall, if the Note is mutilated, destroyed, lost or stolen (a “Lost Note”), promptly deliver to Lender, upon receipt from Lender of an affidavit and indemnity in a form reasonably acceptable to Lender and Borrower stipulating that the Note has been mutilated, destroyed, lost or stolen, in substitution therefor, a new promissory note containing the same terms and conditions as the Lost Note with a notation thereon of the unpaid principal and accrued and unpaid interest. Borrower shall provide fifteen (15) days’ prior notice to Lender before making any payments to third parties in connection with the Lost Note.

I. Inspections. Borrower shall, during normal business hours (or at any time in the event of an emergency), (1) provide Lender and Lender’s officers, employees, agents, advisors, attorneys, accountants, architects, and engineers with access to the Premises, all drawings, plans, and specifications for the Premises in possession of any of the Borrower Parties, all engineering reports relating to the Premises in the possession of any of the Borrower Parties, the files, correspondence and documents relating to the Premises, and the financial books and records, including lists of delinquencies, relating to the ownership, operation, and maintenance of the Premises (including, without limitation, any of the foregoing information stored in any computer files), (2) allow such persons to make such inspections, tests, copies, and verifications as Lender considers necessary, and (3) if Borrower is in breach of the Fixed Charge Coverage Ratio requirement set forth in the following subsection J, pay expenses reasonably incurred by Lender from time to time in conducting such inspections, tests, copies and verifications upon demand (such amounts to bear interest at the Default Rate if not paid upon demand until paid).

J. Fixed Charge Coverage Ratio. Borrower shall maintain a Fixed Charge Coverage Ratio that equals or exceeds 1.30 before dividend payouts, measured on an aggregate of all eleven Lender financed sites, as determined as of the last day of each fiscal year of Borrower. For purposes of this Section, the term “Fixed Charge Coverage Ratio” shall mean with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP and calculated according to the Uniform System of Accounts for Hotels, of (a) the sum of net income, interest expense, income taxes, depreciation, amortization, management fees, replacement reserves, and operating lease expense with respect to the Premises, minus 4% of total room revenues with respect to the Premises as an assumed reserve for replacement (or actual reserve for replacement if greater) and 4% of total room revenues with respect to the Premises as an assumed management fee (or actual management fee if greater), plus or minus other non-cash adjustments or non-recurring items with respect to the Premises (as allowed by Lender), plus or minus dividends or distributions with respect to the Premises not otherwise expensed on the Borrower’s income statement, to (b) the sum of operating lease expense with respect to the Premises, principal payments under the Note, current portion of all capital leases with respect to the Premises, and interest expense under the Note (excluding non-cash interest expense and amortization of non-cash financing expenses). Attached hereto as Exhibit B is the computation of the Fixed Charge Coverage Ratio as of February 28, 2006 agreed upon by Borrower and Lender.

K. Affiliate Transactions. Unless otherwise approved by Lender, all transactions between Borrower and any of its Affiliates shall be on terms substantially as advantageous to Borrower as those which could be obtained by Borrower in a comparable arm’s length transaction with a non-Affiliate of Borrower.

L. Compliance Certificates. Within 60 days after the end of each fiscal year of Borrower, Borrower shall deliver a compliance certificate to Lender in a form to be provided by Lender in order to establish that Borrower is in compliance in all material respects with all of its obligations, duties and covenants under the Loan Documents.

M. Franchise Agreement. The Franchise Agreement shall be maintained in full force and effect. No event shall occur nor shall any condition exist which, with the giving of notice or the lapse of time or both, would constitute a breach or default under the Franchise Agreement. Borrower shall give prompt notice to Lender of any claim of default by or to the franchisee under the Franchise Agreement and shall provide Lender with a copy of any default notice given or received by the franchisee under the Franchise Agreement and any information submitted or referenced in support of such claim of default. Borrower shall also give prompt notice to Lender of any extensions or renewals of the Franchise Agreement and the expiration or termination of the Franchise Agreement.

N. OFAC Laws and Regulations. Borrower will comply and will use its best efforts to cause each other Borrower Party to comply with the Anti-Money Laundering and Anti-Terrorism Laws, including ensuring that neither Borrower nor any other Borrower Party is or shall be (a) listed on the Specially Designated Nationals and Blocked Person List maintained by OFAC or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (b) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

O. Management Agreement. The Management Agreement shall be maintained in full force and effect with regard to the Premises. No event shall occur nor shall any condition exist which, with the giving of notice or the lapse of time or both, would constitute a breach or default under the Management Agreement. Borrower shall give prompt notice to Lender of any claim of default by or to the Manager under the Management Agreement and shall provide Lender with a copy of any such default notice given or received by the Manager under the Management Agreement and any information submitted or referenced in support of such claim of default. Borrower shall also give prompt notice to Lender of the expiration or termination of the Management Agreement. Lender acknowledges that the Management Agreement is expected to be amended in one to three months and consents to such amendments, as were previously disclosed in writing to Lender.

7. Prohibition on Change of Control and Pledge. A. Without limiting the terms and conditions of Section 3.09 of the Mortgage, Borrower agrees that, from and after the Closing Date and until all of the Obligations are satisfied in full, without the prior written consent of Lender: (1) no Change of Control shall occur; and (2) no interest in any of the Borrower Parties shall be pledged, encumbered, hypothecated or assigned as collateral for any obligation of any of the Borrower Parties (each, a “Pledge”). Notwithstanding the foregoing, individual stockholders or limited partners of the Borrower Parties may pledge their interests in the Borrower Parties so long as such pledge does not, or could not potentially, result in a Change of Control or a change in ownership of a majority interest in the Borrower Parties.

B. Lender’s consent to a Change of Control or Pledge shall be subject to the satisfaction of such conditions as Lender shall determine in its sole discretion, including, without limitation, (1) the execution and delivery of such modifications to the terms of the Loan Documents as Lender shall request, (2) the proposed Change of Control or Pledge having been approved by each of the rating agencies which have issued ratings in connection with any Securitization of the Loan as well as any other rating agency selected by Lender, and (3) the proposed transferee having agreed to comply with all of the terms and conditions of the Loan Documents (including any modifications requested by Lender pursuant to clause (1) above). In addition, any such consent shall be conditioned upon payment by Borrower to Lender of (a) a fee equal to one percent (1%) of the then outstanding principal balance of the Note and (b) all out-of-pocket costs and expenses incurred by Lender in connection with such consent, including, without limitation, reasonable attorneys’ fees. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon a Change of Control or Pledge in violation of this Section. The provisions of this Section shall apply to every Change of Control or Pledge regardless of whether voluntary or not, or whether or not Lender has consented to any previous Change of Control or Pledge.

8. Transaction Characterization. A. It is the intent of the parties hereto that this Agreement and the other Loan Documents are a contract to extend a financial accommodation (as such term is used in the Code) for the benefit of Borrower and that the Loan Documents evidence one unitary, unseverable transaction pertaining to the Premises.

B. It is the intent of the parties hereto that the business relationship created by the Loan Documents is solely that of creditor and debtor and has been entered into by both parties in reliance upon the economic and legal bargains contained in the Loan Documents. None of the agreements contained in the Loan Documents is intended, nor shall the same be deemed or construed, to create a partnership (either de jure or de facto) between Borrower and Lender, to make them joint venturers, to make Borrower an agent, legal representative, partner, subsidiary or employee of Lender, nor to make Lender in any way responsible for the debts, obligations or losses of Borrower.

9. Default and Remedies. A. Each of the following shall be deemed an event of default by Borrower (each, an “Event of Default”):

(1) If any representation or warranty of any of the Borrower Parties set forth in any of the Loan Documents is false in any material respect when made, or if any of the Borrower Parties renders any statement or account which is false in any material respect.

(2) If any principal, interest or other monetary sum due under the Note, the Mortgage or any other Loan Document is not paid within five days after the date when due; provided, however, notwithstanding the occurrence of such an Event of Default, Lender shall not be entitled to exercise its rights and remedies set forth below unless and until Lender shall have given Borrower notice thereof and a period of five days from the delivery of such notice shall have elapsed without such Event of Default being cured.

(3) If Borrower fails to observe or perform any of the other covenants, conditions, or obligations of this Agreement (except with respect to a breach of the Fixed Charge Coverage Ratio, which breach is addressed in subitem (7) below); provided, however, if any such failure does not involve the payment of any monetary sum, is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lender shall have given Borrower notice thereof and a period of 30 days shall have elapsed, during which period Borrower may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by Lender in its reasonable discretion, and Borrower is diligently pursuing a cure of such failure, then Borrower shall have a reasonable period to cure such failure beyond such 30-day period, which shall not exceed 90 days after receiving notice of the failure from Lender. If Borrower shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

(4) If any of the Borrower Parties becomes insolvent within the meaning of the Code, files or notifies Lender that it intends to file a petition under the Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, an “Action”), becomes the subject of either a petition under the Code or an Action, or is not generally paying its debts as the same become due.

(5) If there is an “Event of Default” or a breach or default, after the passage of all applicable notice and cure or grace periods, under the Lease, any of the Other Agreements, or any other Loan Document.

(6) If a final, nonappealable judgment is rendered by a court against any of the Borrower Parties which (a) has a Material Adverse Effect on the operation of the Premises as a Permitted Concept, or (b) is in an amount greater than $100,000.00 and not covered by insurance, and, in either case, is not discharged or provision made for such discharge within 60 days from the date of entry of such judgment.

(7) If there is a breach of the Fixed Charge Coverage Ratio requirement and Lender shall have given Borrower notice thereof and Borrower shall have failed within a period of 30 days from the delivery of such notice to (a) pay to Lender the FCCR Amount (without premium or penalty), (b) prepay the Note in whole but not in part (without premium or penalty) or (c) notify Lender of Borrower’s election to substitute a Substitute Premises for the Premises in accordance with the terms of Section 11 (the failure of Borrower to complete such substitution within 60 days after Lender shall have given the notice discussed above shall be deemed to be an Event of Default without further notice or demand of any kind being required). For purposes of the preceding sentence, “FCCR Amount” means that sum of money which, when subtracted from the outstanding principal amount of the Note , and assuming the resulting principal balance is reamortized in equal monthly payments over the remaining term of the Note at the rate of interest set forth therein, will result in an adjusted Fixed Charge Coverage Ratio for the Premises of at least 1.3:1 prior to dividend payouts, measured on an aggregate of all eleven Lender financed sites, based on the prior year’s operations. Promptly after Borrower’s payment of the FCCR Amount, Borrower and Lender shall execute an amendment to the Note in form and substance reasonably acceptable to Lender reducing the principal amount payable to Lender under the Note and reamortizing the principal amount of the Note in equal monthly payments over the then remaining term of the Note at the rate of interest set forth therein.

(8) If there is a breach or default, after the passage of all applicable notice and cure or grace periods, under the Management Agreement, or if the Management Agreement terminates or expires prior to the payment in full of the Note in accordance with its terms and a substitute agreement for the terminated or expired agreement is not entered into with Manager prior to such expiration or termination, which substitute agreement shall be in form and substance reasonably satisfactory to Lender and shall expire after the scheduled maturity date of the Note.

(9) If there is a breach or default, after the passage of all applicable notice and cure or grace periods, under the Franchise Agreement, or if the Franchise Agreement terminates or expires prior to the payment in full of the Note in accordance with its terms and a substitute agreement for the terminated or expired agreement is not entered into with Franchisor prior to such expiration or termination, which substitute agreement shall be in form and substance reasonably satisfactory to Lender and shall expire after the scheduled maturity date of the Note.

B. Upon the occurrence and during the continuance of an Event of Default, subject to the limitations set forth in subsection A, Lender may declare all or any part of the obligations of Borrower under the Note, this Agreement and any other Loan Document to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice of any kind except as otherwise expressly provided herein, and Borrower hereby waives notice of intent to accelerate the obligations secured by the Mortgage and notice of acceleration. Thereafter, Lender may exercise, at its option, concurrently, successively or in any combination, all remedies available at law or in equity, including without limitation any one or more of the remedies available under the Note, the Mortgage or any other Loan Document. Neither the acceptance of this Agreement nor its enforcement shall prejudice or in any manner affect Lender’s right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Agreement and any other security now or hereafter held by Lender in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Lender, or to which Lender may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lender.

10. Indemnity; Release. A. Initially capitalized terms in this Section that are not otherwise defined in this Agreement shall have the meanings set forth in the Environmental Indemnity Agreement. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense) (collectively, “Losses”) (excluding Losses suffered by an Indemnified Party directly arising out of such Indemnified Party’s gross negligence or willful misconduct; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower’s interest in the Premises or Borrower’s failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents), and costs of Remediation (whether or not performed voluntarily), engineers’ fees, environmental consultants’ fees, and costs of investigation (including but not limited to sampling, testing, and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas) imposed upon or incurred by or asserted against any Indemnified Parties, and directly or indirectly arising out of or in any way relating to any one or more of the following: (1) any presence of any Hazardous Materials in, on, above, or under the Premises; (2) any past, present or Threatened Release in, on, above, under or from the Premises; (3) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in connection with any actual, proposed or threatened use, treatment, storage, holding, existence, disposition or other Release, generation, production, manufacturing, processing, refining, control, management, abatement, removal, handling, transfer or transportation to or from the Premises of any Hazardous Materials at any time located in, under, on or above the Premises; (4) any activity by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in connection with any actual or proposed Remediation of any Hazardous Materials at any time located in, under, on or above the Premises, whether or not such Remediation is voluntary or pursuant to court or administrative order, including but not limited to any removal, remedial or corrective action; (5) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Premises or operations thereon, including but not limited to any failure by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises to comply with any order of any Governmental Authority in connection with any Environmental Laws; (6) the imposition, recording or filing or the threatened imposition, recording or filing of any Environmental Lien encumbering the Premises; (7) any administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (8) any past, present or threatened injury to, destruction of or loss of natural resources in any way connected with the Premises, including but not limited to costs to investigate and assess such injury, destruction or loss; (9) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises in arranging for disposal or treatment, or arranging with a transporter for transport for disposal or treatment, of Hazardous Materials owned or possessed by Borrower, any person or entity affiliated with Borrower or any tenant or other user, at any facility or incineration vessel owned or operated by another person or entity and containing such or similar Hazardous Materials; (10) any acts of Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises, in accepting any Hazardous Materials for transport to disposal or treatment facilities, incineration vessels or sites selected by Borrower, any person or entity affiliated with Borrower or any tenant or other user of the Premises, from which there is a Release, or a Threatened Release of any Hazardous Materials which causes the incurrence of costs for Remediation; (11) any personal injury, wrongful death, or property damage arising under any statutory or common law or tort law theory, including but not limited to damages assessed for the maintenance of a private or public nuisance or for the conducting of an abnormally dangerous activity on or near the Premises; (12) any disclosures of information, financial or otherwise, (x) made by Lender or Lender’s employees, officers, agents and designees to any third party as contemplated by Section 11.R of this Agreement, or (y) obtained from any credit reporting agency with respect to Borrower, any guarantor of the Loan, any of the other Borrower Parties or any operator or lessee of the Premises; or (13) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations pursuant to this Agreement.

B. Borrower fully and completely releases, waives and covenants not to assert any claims, liabilities, actions, defenses, challenges, contests or other opposition against Lender, however characterized, known or unknown, foreseen or unforeseen, now existing or arising in the future, relating to any Hazardous Materials, Releases or Remediation on, at or affecting the Premises.

11. Substitution. Borrower shall have the right to obtain a release of all liens granted in favor of Lender with respect to the Premises by substituting a Substitute Premises for the Premises, subject to fulfillment of the following conditions:

(1) Borrower shall provide Lender with thirty (30) days notice of its intention to substitute a Substitute Premises and the closing of the substitution shall take place within 60 days following the giving of such notice.

(2) Borrower must provide for the substitution of a Substitute Premises, and the proposed Substitute Premises must: (a) be a Permitted Concept, in good condition and repair, ordinary wear and tear excepted; (b) have for the twelve month period preceding the date of the closing of such substitution a Fixed Charge Coverage Ratio (with the definitions of Section 6.J being deemed to be modified if necessary and as applicable to provide for a calculation of the Fixed Charge Coverage Ratio for the Premises on an individual basis rather than on an aggregate basis with other properties) at least equal to the Fixed Charge Coverage Ratio for the Premises being replaced and the substitution must cure the breach of the Fixed Charge Coverage Ratio requirement, to the extent that there is one; (c) be owned in fee simple by Borrower; (d) Borrower’s right, title and interest in and to the proposed Substitute Premises shall be free and clear of all liens, restrictions, easements and encumbrances, except such matters as are acceptable to Lender (the “Substitute Premises Permitted Exceptions”); (e) have a fair market value no less than the greater of the then fair market value of the Premises or the fair market value of the Premises as of the Closing, all as reasonably determined by Lender’s in-house inspectors and underwriters.

(3) Lender shall have inspected and approved the Substitute Premises utilizing such site inspection and underwriting approval criteria that would be used by a prudent institutional mortgage loan lender. Borrower shall have paid all costs and expenses resulting from such proposed substitution, including, without limitation, the cost of title insurance premiums and all endorsements required by Lender, survey charges, UCC and litigation search charges, the attorneys’ fees of Borrower, reasonable attorneys’ fees and expenses of Lender, the cost of the environmental due diligence undertaken pursuant to subsection (6) below, including, without limitation, Lender’s site inspection costs and fees, stamp taxes, mortgage taxes, transfer fees, escrow, filing and recording fees and UCC filing and recording fees (including preparation, filing and recording fees for UCC continuation statements).

(4) Lender shall have received a preliminary title report and irrevocable commitment to insure title in the amount of the then outstanding principal balance of the Loan relating to the particular property by means of a mortgagee’s ALTA extended coverage policy of title insurance (or its equivalent, in the event such form is not issued in the jurisdiction where the proposed Substitute Premises is located) for the proposed Substitute Premises issued by Title Company showing Borrower vested with good and marketable title in the real property comprising the Substitute Premises and committing to insure Lender’s first priority lien upon and security interest in the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions and containing endorsements substantially comparable to those required by Lender at the Closing.

(5) Lender shall have received a current ALTA survey of such proposed Substitute Premises or its equivalent, the form of which shall be comparable to those received by Lender at the Closing and sufficient to cause the standard survey exceptions set forth in the title policy referred to in the preceding subsection to be deleted, and disclosing no matters other than the Substitute Premises Permitted Exceptions.

(6) Lender shall have completed such environmental due diligence of the proposed Substitute Premises as it deems necessary or advisable in its sole discretion, and Lender shall have approved the environmental condition of the Substitute Premises based on such environmental due diligence as Lender deems necessary or advisable in its sole discretion; provided, however, from and after such time as the Loan is included in a Securitization, this subitem (6) shall be modified to read as follows: Lender shall have completed such environmental due diligence of the proposed Substitute Premises as a prudent institutional mortgage loan lender would deem necessary or advisable, and Lender shall have approved the environmental due diligence as a prudent institutional mortgage loan lender would deem necessary or advisable.

(7) Borrower shall deliver, or cause to be delivered, such legal opinions as Lender may reasonably require with respect to the proposed substitution, all in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender and its counsel. If the Loan is part of a Securitization, such opinions shall include, without limitation, an opinion of counsel to the rating agencies which have issued ratings in connection with such Securitization that the substitution does not constitute a “significant modification” of such Loan under Section 1001 of the Internal Revenue Code or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust.

(8) no Event of Default shall have occurred and be continuing under any of the Loan Documents.

(9) The Borrower Parties shall have executed such documents as are comparable to the security documents executed and delivered at Closing, as applicable (but with such revisions as may be reasonably required by Lender to address matters unique to the Substitute Premises) or amendments to such documents, including, without limitation, a Mortgage, and UCC-1 Financing Statements (the “Substitute Documents”), to provide Lender with a first priority lien on the proposed Substitute Premises, subject only to the Substitute Premises Permitted Exceptions, and all other rights, remedies and benefits with respect to the proposed Substitute Premises which Lender holds in the Premises to be replaced, all of which documents shall be in a form and substance which would be satisfactory to a prudent institutional mortgage loan lender.

(10) the representations and warranties set forth in the Substitute Documents and Section 5 of this Agreement applicable to the proposed Substitute Premises shall be true and correct in all material respects as of the date of substitution, and Borrower shall have delivered to Lender an officer’s certificate to that effect.

(11) Borrower shall have delivered to Lender certificates of insurance and insurance policies showing that all insurance required by the Substitute Documents is in full force and effect.

Upon satisfaction of the foregoing conditions with respect to the release of the Premises: (a) the proposed Substitute Premises shall be deemed substituted for the Premises; (b) the Loan Amount for the Substitute Premises shall be the same as for the Premises; (c) the Substitute Premises shall be referred to herein as a “Premises” and included within the definition of “Premises” and shall secure the same Obligations as were secured by the Premises; (d) the Substitute Documents shall be dated as of the date of the substitution; and (e) Lender will release, or cause to be released, the lien of the Mortgage, UCC-1 Financing Statements and any other Loan Documents encumbering the replaced Premises.

12. Miscellaneous Provisions.

A. Notices. All notices, consents, approvals or other instruments required or permitted to be given by either party pursuant to this Agreement or any of the other Loan Documents shall be in writing and given by (i) hand delivery, (ii) facsimile, (iii) express overnight delivery service or (iv) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (a) receipt, if hand delivered, (b) transmission, if delivered by facsimile, (c) the next Business Day, if delivered by express overnight delivery service, or (d) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below. If to Borrower: Supertel Limited Partnership, 309 North 5th Street, PO Box 1448, Norfolk, Nebraska 68701, Attention: Donavon Heimes, Telephone: (402) 371-2520, Telecopy: (402) 371-4229; and if to Lender: General Electric Capital Corporation, 8377 East Hartford Drive, Suite 200, Scottsdale, AZ 85255, Attention: Collateral Management, Telephone: 480-585-4500, Telecopy: 480-585-2225.

B. Real Estate Commission. Lender and Borrower represent and warrant to each other that they have dealt with no real estate or mortgage broker, agent, finder or other intermediary in connection with the transactions contemplated by this Agreement or the other Loan Documents. Lender and Borrower shall indemnify and hold each other harmless from and against any costs, claims or expenses, including attorneys’ fees, arising out of the breach of their respective representations and warranties contained within this Section.

C. Waiver and Amendment; Document Review. (1) No provisions of this Agreement or the other Loan Documents shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.

(2) In the event Borrower makes any request upon Lender requiring Lender or Lender’s attorneys to review or prepare (or cause to be reviewed or prepared) any documents, plans, specifications or other submissions in connection with or arising out of this Agreement or any of the other Loan Documents, then Borrower shall (a) reimburse Lender promptly upon Lender’s demand for all out-of-pocket costs and expenses incurred by Lender in connection with such review or preparation, including, without limitation, reasonable outside attorneys’ fees, and (b) pay Lender a reasonable processing and review fee.

D. Captions. Captions are used throughout this Agreement and the other Loan Documents for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

E. Lender’s Liability. Notwithstanding anything to the contrary provided in this Agreement or the other Loan Documents, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement and the other Loan Documents by Lender, that (1) there shall be absolutely no personal liability on the part of any shareholder, director, officer or employee of Lender, with respect to any of the terms, covenants and conditions of this Agreement or the other Loan Documents, (2) Borrower waives all claims, demands and causes of action against Lender’s officers, directors, employees and agents in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender and (3) Borrower shall look solely to the assets of Lender for the satisfaction of each and every remedy of Borrower in the event of any breach by Lender of any of the terms, covenants and conditions of this Agreement or the other Loan Documents to be performed by Lender, such exculpation of liability to be absolute and without any exception whatsoever.

F. Severability. The provisions of this Agreement and the other Loan Documents shall be deemed severable. If any part of this Agreement or the other Loan Documents shall be held invalid, illegal or unenforceable, the remainder shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed by such court so as to give maximum legal effect to the intention of the parties as expressed therein.

G. Construction Generally. This Agreement and the other Loan Documents have been entered into by parties who are experienced in sophisticated and complex matters similar to the transaction contemplated by this Agreement and the other Loan Documents and are entered into by both parties in reliance upon the economic and legal bargains contained therein and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Borrower and Lender were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.

H. Further Assurances. Borrower will, at its sole cost and expense, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, documents, conveyances, notes, mortgages, deeds of trust, assignments, security agreements, financing statements and assurances as Lender shall from time to time reasonably require or deem advisable to carry into effect the purposes of this Agreement and the other Loan Documents, to perfect any lien or security interest granted in any of the Loan Documents and for the better assuring and confirming of all of Lender’s rights, powers and remedies under the Loan Documents.

I. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding between the parties concerning this Agreement or the other Loan Documents, the prevailing party shall be entitled to recover its attorneys’ fees and other costs in addition to any other relief to which it may be entitled.

J. Entire Agreement. This Agreement and the other Loan Documents, together with any other certificates, instruments or agreements to be delivered in connection therewith, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Borrower and Lender with respect to the subject matter of this Agreement and the other Loan Documents. Notwithstanding anything in this Agreement and the other Loan Documents to the contrary, with respect to the Premises, upon the execution and delivery of this Agreement by Borrower and Lender, any bid proposals or loan commitments with respect to the transactions contemplated by this Agreement shall be deemed null and void and of no further force and effect and the terms and conditions of this Agreement shall control notwithstanding that such terms and conditions may be inconsistent with or vary from those set forth in such bid proposals or loan commitments.

K. Forum Selection; Jurisdiction; Venue; Choice of Law. Borrower acknowledges that this Agreement and the other Loan Documents were substantially negotiated in the State of Arizona, this Agreement and the other Loan Documents were executed by Lender in the State of Arizona and delivered by Borrower in the State of Arizona, all payments under the Note will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Agreement or any of the other Loan Documents, the parties hereto hereby expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona and Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. It is the intent of the parties hereto that all provisions of this Agreement and the Note shall be governed by and construed under the laws of the State of Arizona, without giving effect to its principles of conflicts of law. To the extent that a court of competent jurisdiction finds Arizona law inapplicable with respect to any provisions of this Agreement or the Note, then, as to those provisions only, the laws of the state where the Premises is located shall be deemed to apply. Nothing in this Section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the state in which the Premises is located to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under this Agreement or the other Loan Documents.

L. Counterparts. This Agreement and the other Loan Documents may be executed in one or more counterparts, each of which shall be deemed an original.

M. Assignments by Lender; Binding Effect. Lender may assign in whole or in part its rights under this Agreement, including, without limitation, in connection with any Transfer, Participation or Securitization, in compliance with all applicable laws. Upon any unconditional assignment of Lender’s entire right and interest hereunder, Lender shall automatically be relieved, from and after the date of such assignment, of liability for the performance of any obligation of Lender contained herein. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and permitted assigns, including, without limitation, any United States trustee, any debtor in possession or any trustee appointed from a private panel.

N. Survival. Except for the conditions of Closing set forth in Section 4, which shall be satisfied or waived as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Borrower and Lender set forth in this Agreement and the other Loan Documents shall survive the Closing.

O. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ANY OF THE OTHER LOAN DOCUMENTS OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

P. Transfers, Participations and Securitizations. (1) A material inducement to Lender’s willingness to complete the transactions contemplated by the Loan Documents is Borrower’s agreement that Lender may, at any time, complete a Transfer, Participation or Securitization with respect to the Note, Mortgage or any of the other Loan Documents or any or all servicing rights with respect thereto.

(2) Borrower agrees to cooperate in good faith with Lender in connection with any such Transfer, Participation or Securitization of the Note, Mortgage or any of the other Loan Documents, or any or all servicing rights with respect thereto, including, without limitation (a) providing such documents, financial and other data, and other information and materials which would typically be required with respect to the Borrower Parties, the Lessee Parties, and the Manager by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Transfer, Participation or Securitization, as applicable; provided, however, the Borrower Parties the Lessee Parties and the Manager shall not be required to make disclosures of any confidential information or any information which has not previously been made public unless required by applicable federal or state securities laws (the “Disclosures”); and (b) amending the terms of the transactions evidenced by the Loan Documents to the extent necessary so as to satisfy the requirements of purchasers, transferees, assignees, servicers, participants, investors or selected rating agencies involved in any such Transfer, Participation or Securitization, so long as such amendments would not have a Material Adverse Effect upon the Borrower Parties, the Lessee Parties or the transactions contemplated hereunder. Lender shall be responsible for preparing at its expense any documents evidencing the amendments referred to in the preceding subitem (b) and compliance with any applicable law.

(3) Borrower consents to Lender providing the Disclosures, as well as any other information which Lender may now have or hereafter acquire with respect to the Premises or Manager or the financial condition of the Borrower Parties or the Lessee Parties to each purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to each Transfer, Participation or Securitization, as applicable. Lender and Borrower (and their respective Affiliates) shall each pay their own attorneys’ fees and other out-of-pocket expenses incurred in connection with the performance of their respective obligations under this Section.

(4) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents: (a) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan or sale/leaseback transaction which has not been the subject of a Securitization, Participation or Transfer shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which has been the subject of a Securitization, Participation or Transfer; (b) an Event of Default or a breach or default, after the passage of all applicable notice and cure or grace periods, under any Loan Document or Other Agreement which relates to a loan which is included in any Loan Pool shall not constitute an Event of Default or a breach or default, as applicable, under any Loan Document or Other Agreement which relates to a loan which is included in any other Loan Pool; (c) the Loan Documents and Other Agreement corresponding to the loans in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does not correspond to a loan in such Loan Pool; and (d) the Loan Documents and Other Agreement which do not correspond to a loan in any Loan Pool shall not secure the obligations of any of the Borrower Parties contained in any Loan Document or Other Agreement which does correspond to a loan in such Loan Pool.

Q. Estoppel Certificate. At any time, and from time to time, each party agrees, promptly and in no event later than fifteen (15) days after a request from the other party, to execute, acknowledge and deliver to the other party a certificate in the form supplied by the other party, certifying: (a) to its knowledge, whether there are then any existing defaults by it or the other party in the performance of their respective obligations under this Agreement or any of the other Loan Documents, and, if there are any such defaults, specifying the nature and extent thereof; (b) that no notice of default has been given or received by it under this Agreement or any of the other Loan Documents which has not been cured, except as to defaults specified in the certificate; (c) the capacity of the person executing such certificate, and that such person is duly authorized to execute the same on behalf of it; and (d) any other information reasonably requested by the other party in connection with this Agreement and the other Loan Documents.

R. Borrower authorizes Lender and its employees, officers, agents, representatives and designees to:

(1) distribute to, or publish publicly available information for the use by, any third-parties for statistical analysis purposes the unit-level or corporate level operating results for the Premises, Borrower, any guarantor of the Loan, any Affiliate of Borrower, any of the other Borrower Parties or any operator or lessee of the Premises prepared by Lender from financial statements obtained from Borrower; and

(2) obtain personal credit reports, business credit reports or asset reports, as applicable, with respect to Borrower, any guarantor of the Loan, any Affiliate of Borrower, any of the other Borrower Parties or any operator or lessee of the Premises.

IN WITNESS WHEREOF, Borrower and Lender have entered into this Agreement as of the date first above written.

LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation

By:	/s/ Kelly A. Hallford
Printed Name: Kelly A. Hallford
Its:	Authorized Signatory

BORROWER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By: SUPERTEL HOSPITALITY REIT TRUST,
a Maryland real estate investment trust,
Its General Partner

By:	/s/ Donavon A. Heimes
Donavon A. Heimes,
Vice President/Treasurer

MORTGAGE, ASSIGNMENT OF RENTS AND LEASES,

SECURITY AGREEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY AGREEMENT AND FIXTURE FILING (this “Mortgage”) is made as of January 5, 2007 by SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership, whose address is 309 North 5th Street, PO Box 1448, Norfolk, Nebraska 68701 (“Borrower”) to and for the benefit of GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (“Lender”), whose address is 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255.

PRELIMINARY STATEMENT:

The capitalized terms used in this Mortgage, if not elsewhere defined herein, are defined as indicated in Article I. Borrower holds a fee simple interest in the Premises, subject to the Permitted Exceptions. Borrower is executing this Mortgage for the purpose of granting the interest of Borrower in and to the Mortgaged Property (as defined in the Granting Clauses below) as security for the payment of the Obligations. The Maturity Date of the Note and the other Obligations (as hereinafter defined) secured hereby is February 1, 2017. The Mortgaged Property shall be and remain subject to the lien of this Mortgage and shall constitute security for the Obligations so long as the Obligations shall remain outstanding.

THIS MORTGAGE COVERS EQUIPMENT AND GOODS WHICH ARE OR ARE TO BECOME FIXTURES, IS EFFECTIVE AS A FINANCING STATEMENT, AS A FIXTURE FILING AND IS TO BE FILED IN THE REAL ESTATE RECORDS.

GRANTING CLAUSES:

Borrower, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by these presents does hereby create a security interest in, mortgage, grant, bargain, sell, assign, pledge, give, transfer, set over and convey unto Lender and to its successors and assigns WITH STATUTORY POWER OF SALE WHICH IS INCORPORATED HEREIN BY REFERENCE AND RIGHT OF ENTRY AND UPON STATUTORY CONDITION, for the benefit and security of Lender and its successors and assigns, all of Borrower’s estate, right, title and interest in, to and under any and all of the following property (the “Mortgaged Property”), whether now owned or hereafter acquired, subject only to the Permitted Exceptions:

Premises, Rents and Derivative Interests

The Premises, all rents, issues, profits, royalties, income and other benefits derived from the property comprising the Premises and the Personal Property (as defined below) or any portion thereof (collectively, the “Rents”); all leases or subleases covering the Premises and the Personal Property or any portion thereof now or hereafter existing or entered into, including, without limitation, the Permitted Lease (collectively, “Leases” and individually, a “Lease”), including, without limitation, all cash or security deposits, advance rentals and deposits or payments of similar nature and all guaranties relating to the Leases; all options to purchase or lease the Premises and the Personal Property or any portion thereof or interest therein, and any greater estate in the Premises; all interests, estate or other claims, both in law and in equity, with respect to the Premises and the Personal Property or any portion thereof; all easements, rights-of-way and rights used in connection therewith or as a means of access thereto, and all tenements, hereditaments and appurtenances thereof and thereto, and all water rights and shares of stock evidencing the same; all land lying within the right-of-way of any street, open or proposed, adjoining the Premises and any and all sidewalks, alleys and strips and gores of land adjacent to or used in connection with the Premises;

Personal Property

All of the following described property, whether now owned or hereafter acquired, and located on the Premises or used exclusively in connection with the operation of the business located at the Premises, together with all replacements and substitutions therefor and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith: All of Borrower’s right, title, and interest in: (a) all types of property included within the term “equipment” as defined by the UCC (except vehicles, boats and airplanes), including machinery, furniture, appliances, trade fixtures, tools, and office and record keeping equipment; (b) all of Borrower’s inventory (including all goods held for sale, raw materials, work in process and materials or supplies used or consumed in Borrower’s business); (c) all of Borrower’s documents; general intangibles; accounts; contract rights; chattel paper and instruments; money; securities; investment properties; deposit accounts; supporting obligations; letters of credit and letter of credit rights; commercial tort claims; and records, software and information contained in computer media (such as data bases, source and object codes and information therein), together with any equipment and software to utilize, create, maintain or process any such records or data on electronic media; and (d) any and all plans and specifications, designs, drawings and other matters prepared for any construction on any real property owned by or leased to Borrower at the location(s) described above or regarding any improvements to any of such real property; and (e) all goodwill; provided, however, that the security interest in any franchise, license, or distributorship agreement is subject to the provisions of Section 9-408 of the UCC (all of the foregoing property being collectively referred to as the “Personal Property”); and

Claims and Awards

All the claims or demands with respect to the Premises and the Personal Property or any portion thereof, including, without limitation, claims or demands with respect to the proceeds of insurance in effect with respect thereto, claims under any indemnity agreement, including, without limitation, any indemnity agreement executed for the benefit of the Premises and the Personal Property or any portion thereof with respect to Hazardous Materials or USTs, and any and all awards made for the taking by eminent domain, or by any proceeding or purchase in lieu thereof, of the whole or any part of the Premises and the Personal Property, including, without limitation, any awards resulting from a change of grade of streets and awards for severance damages. The foregoing, together with any other portion of the Mortgaged Property as to which a security interest can be granted and perfected under the UCC, is also collectively referred to herein as Personal Property.

The Mortgaged Property shall include all products and proceeds of the foregoing property.

TO HAVE AND TO HOLD the Mortgaged Property hereby granted or mortgaged or intended to be granted or mortgaged, unto Lender, and its successors and assigns, upon the terms, provisions and conditions set forth herein.

THIS MORTGAGE SHALL SECURE THE FOLLOWING INDEBTEDNESS AND OBLIGATIONS (the “Obligations”):

(i) Payment of indebtedness evidenced by the Note together with all extensions, renewals, amendments and modifications thereof;

(ii) Payment of all other indebtedness and other sums, with interest thereon, which may be owed under, and performance of all other obligations and covenants contained in, any Loan Document (other than the Environmental Indemnity Agreement), together with any other instrument given to evidence or further secure the payment and performance of any obligation secured hereby or thereby; and

(iii) Payment of all indebtedness and other sums, with interest thereon, which may be owed under, and performance of all other obligations and covenants contained in any Other Agreement, together with any other instrument given to evidence or further secure the payment and performance of any obligation secured thereby.

This Mortgage is an open-end mortgage that secures existing indebtedness, “future advances, contingent obligations and protective advances” as such terms are defined in 33 M.R.S.A. § 505. The maximum aggregate amount of all debts or obligations secured by this Mortgage, including future advances, contingent obligations but excluding protective advances, shall not at any time exceed the total amount of $31,200,000. The future advances secured hereby shall be made to or for the account of Borrower and may be made under the Note, the Additional Notes or any of the Other Documents, as the same may be amended, or may be made pursuant to promissory notes, line of credit agreements or other instruments evidencing such future advances which may be hereafter executed and delivered by Borrower to Lender.

It is the intention of the parties hereto that the Mortgaged Property shall secure all of the Obligations presently or hereafter owed, and that the priority of the security interest created by this Mortgage for all such Obligations shall be controlled by the time of proper recording of this Mortgage. In addition, this Mortgage shall also secure unpaid balances of advances made with respect to the Mortgaged Property for the payment of taxes, assessments, insurance premiums, costs or any other advances incurred for the protection of the Mortgaged Property, together with interest thereon until paid at the Default Rate, all as contemplated in this Mortgage, all of which shall constitute a part of the Obligations. This paragraph shall serve as notice to all persons who may seek or obtain a lien on the Mortgaged Property subsequent to the date of recording of this Mortgage, that until this Mortgage is released, any debt owed Lender by Borrower, including advances made subsequent to the recording of this Mortgage, shall be secured with the priority afforded this Mortgage as recorded.

Notwithstanding the foregoing or any other provisions of this Mortgage to the contrary:

(x) in the event that the Loan becomes the subject of a Securitization, Participation or Transfer, this Mortgage shall only secure indebtedness and obligations relating to the Loan and any other loans between any of the Borrower Parties on the one hand and any of the Lender Entities on the other hand which are part of the same Loan Pool as the Loan; and

(y) in the event that any loans between any of the Borrower Parties on the one hand and any of the Lender Entities on the other hand (other than the Loan) become the subject of a Securitization, Participation or Transfer, this Mortgage shall not secure any indebtedness and obligations relating to such loans unless the Loan is part of the same Loan Pool as such loans.

Borrower agrees for itself, its successor and assigns, that the acceptance, before the expiration of the right of redemption and after the commencement of foreclosure proceedings of this Mortgage, of insurance proceeds, eminent domain awards, rents or anything else of value to be applied on or to the Obligations by Lender or any person or party holding under Lender shall not constitute a waiver of such foreclosure, and this agreement by Borrower shall be that agreement referred to in 14 M.R.S.A. § 6204, as amended, as necessary to prevent such waiver of foreclosure. This agreement by Borrower is intended to apply to the acceptance and such applications of any such insurance proceeds, eminent domain awards, rents and other sums or anything else of value, whether the same shall be accepted from, or for the account of, Borrower or from any other sources whatsoever by Lender or by any person or party holding under Lender at any time or times in the future while any portion of the Obligations shall remain outstanding.

IT IS HEREBY COVENANTED, DECLARED AND AGREED that the Note and the other Loan Documents are to be executed, delivered and secured and that the Mortgaged Property is to be held and disposed of by Lender, upon and subject to the provisions of this Mortgage.

ARTICLE I

DEFINED TERMS

Section 1.01 Incorporation of Definitions. Initially capitalized terms not otherwise defined in this Mortgage shall have the meanings set forth in that certain Loan Agreement dated as of the date of this Mortgage between Borrower and Lender, as the same may be amended from time to time (the “Loan Agreement”).

Section 1.02 Additional Definitions. Unless the context otherwise specifies or requires, the following terms shall have the meanings specified (such definitions to be applicable equally to singular and plural nouns and verbs of any tense):

“Environmental Indemnity Agreement” means that certain Environmental Indemnity Agreement dated as of the date of this Mortgage executed by Borrower for the benefit of Lender and such other parties as are identified in such agreement with respect to the Premises, as the same may be amended from time to time.

“Event of Default” has the meaning set forth in Section 6.01.

“Improvements” means all buildings, fixtures and other improvements now or hereafter located on the Land (whether or not affixed to the Land).

“Indemnified Parties” means Lender and any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by this Mortgage is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in any Securitization, Participation or Transfer, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties), as well as the respective directors, officers, shareholders, partners, members, employees, lenders, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including but not limited to any other person or entity who holds or acquires or will have held a participation or other full or partial interest in the Loan or the Mortgaged Property, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Land” means the parcel or parcels of real estate legally described in Exhibit A attached hereto, and all rights, privileges and appurtenances therewith.

“Lease” and “Leases” has the meaning set forth in the Granting Clause.

“Lessee” means TRS Leasing, Inc., a Virginia corporation.

“Loan” means the loan made by Lender to Borrower, which is evidenced by the Note and secured by this Mortgage.

“Loan Agreement” has the meaning set forth in Section 1.01.

“Mortgaged Property” has the meaning set forth in the Granting Clause.

“Net Award” has the meaning set forth in Section 4.01(b)(v).

“Net Insurance Proceeds” has the meaning set forth in Section 4.01(a)(iii).

“Note” means the promissory note dated as of even date herewith in the amount of $15,600,000.00, executed by Borrower and payable to Lender which is secured by this Mortgage and any amendments, extensions or modifications thereof.

“Obligations” has the meaning set forth in the Granting Clause.

“Other Agreements” means, collectively, all agreements and instruments between or among (1) any of the Borrower Parties, and, (2) any of the Lender Entities, including, without limitation, promissory notes and guaranties; provided, however, the term “Other Agreements” shall not include the agreements and instruments defined in the Loan Agreement as the Loan Documents.

“Outstanding Obligations” has the meaning set forth in Section 4.01(b)(iv)(x)(aa).

“Partial Taking” has the meaning set forth in Section 4.01(b)(ii).

“Permitted Lease” means the lease dated as of the date of this Mortgage between Borrower, as lessor, and Lessee, as lessee, with respect to the Premises as the same may be amended from time to time.

“Personal Property” has the meaning set forth in the Granting Clause.

“Premises” means the Land and the Improvements.

“Rents” has the meaning set forth in the Granting Clause.

“Restoration” means the restoration, replacement or rebuilding of the Premises, or any part thereof, as nearly as possible to its value, condition and character immediately prior to any damage, destruction or Taking.

“State” means the State in which the Premises is located.

“Taking” has the meaning set forth in Section 4.01(b)(i).

“Total Taking” has the meaning set forth in Section 4.01(b)(ii).

“UCC” has the meaning set forth in Section 6.02(iii).

ARTICLE II

INCORPORATION OF REPRESENTATIONS, WARRANTIES AND COVENANTS OF BORROWER

The representations, warranties and covenants of Borrower set forth in the Loan Agreement are incorporated by reference into this Mortgage as if stated in full in this Mortgage. All representations and warranties as incorporated herein shall be deemed to have been made as of the date of this Mortgage and all representations, warranties and covenants incorporated herein shall survive the execution and delivery of this Mortgage.

ARTICLE III

COVENANTS OF BORROWER

In addition to any covenants of Borrower set forth in the Loan Agreement or any other Loan Document, Borrower hereby covenants to Lender and agrees as follows until the Obligations are satisfied in full:

Section 3.01. Recording. Borrower shall, upon the execution and delivery hereof and thereafter from time to time, take such actions as Lender may reasonably request to cause this Mortgage, each supplement and amendment to such instrument and financing statements with respect thereto and each instrument of further assurance (collectively, the “Recordable Documents”) to be filed, registered and recorded as may be required by law to publish notice and maintain the first lien or security interest, as applicable, hereof upon the Mortgaged Property and to publish notice of and protect the validity of the Recordable Documents. Borrower shall, from time to time, perform or cause to be performed any other act and shall execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any of said documents) reasonably requested by Lender for carrying out the intention of, or facilitating the performance of, this Mortgage. Lender shall be and is hereby irrevocably appointed the agent and attorney-in-fact of Borrower to comply therewith (including the execution, delivery and filing of such financing statements and other instruments), which appointment is coupled with an interest; provided, however, Lender shall not exercise such power of attorney unless Borrower has first failed to comply with this Section, and provided, further, that this sentence shall not prevent any default in the observance of this Section from constituting an Event of Default. To the extent permitted by law, Borrower shall pay or cause to be paid recording taxes and fees incident thereto and all expenses, taxes and other governmental charges incident to or in connection with the preparation, execution, delivery or acknowledgment of the Recordable Documents, any instruments of further assurance and the Note.

Section 3.02. Use; Maintenance and Repair; Leases. (a) The Mortgaged Property shall be used solely for the operation of a Permitted Concept and for no other purpose. Except as set forth below, and except during periods when the Premises is untenantable by reason of fire or other casualty or condemnation (provided, however, during all such periods while the Premises is untenantable, Borrower shall strictly comply with the terms and conditions of Section 4.01 of this Mortgage), Borrower shall at all times while this Mortgage is in effect occupy the Mortgaged Property, or cause Lessee or Manager to occupy the Mortgaged Property, and diligently operate its business, or cause Lessee or Manager to diligently operate its business, on the Mortgaged Property. Borrower may cease (or allow Lessee or Manager to cease) diligent operation of business at the Mortgaged Property for a period not to exceed 90 days and may do so only once within any five-year period while this Mortgage is in effect. If Borrower, Lessee or Manager does discontinue operation as permitted by this Section, Borrower shall (i) give written notice to Lender within 10 days after Borrower, Lessee or Manager elects to cease operation, (ii) provide adequate protection and maintenance of the Mortgaged Property during any period of vacancy and (iii) pay all costs necessary to restore the Mortgaged Property to its condition on the day operation of the business ceased at such time as the Mortgaged Property is reopened for Borrower’s, Lessee’s, or Manager’s business operations or other substituted use. Notwithstanding anything herein to the contrary, Borrower shall pay monthly the principal and interest due under the Note during any period in which Borrower, Lessee or Manager discontinues operation.

Borrower shall not, and shall not permit any tenant to, by itself or through any lease or other type of transfer, convert the Premises to an alternative use while this Mortgage is in effect without Lender’s consent, which consent shall not be unreasonably withheld. Lender may consider any or all of the following in determining whether to grant its consent, without being deemed to be unreasonable: (i) whether the converted use will be consistent with the highest and best use of the Mortgaged Property, and (ii) whether the converted use will increase Lender’s risks or decrease the value of the Mortgaged Property.

(b) Borrower shall or shall cause Lessee to, (i) maintain the Mortgaged Property in good condition and repair, subject to reasonable and ordinary wear and tear, free from actual or constructive waste, (ii) operate, remodel, update and modernize the Mortgaged Property in accordance with Borrower’s past practices for Permitted Concepts, and (iii) pay all operating costs of the Premises in the ordinary course of business. Borrower shall not do or allow any tenant or other user of the Premises to do any act that (1) materially increases the dangers to human health or the environment, (2) poses an unreasonable risk of harm to any person or entity (whether on or off the Premises), (3) impairs or is reasonably likely to impair in any material respect the value of the Premises, (4) is contrary to any requirement of any insurer, or (5) violates in any material respect any covenant, condition, agreement or easement applicable to the Premises.

(c) Borrower shall not, and shall not permit Lessee or Manager to, (i) enter into any Leases (other than the Permitted Lease and room rentals in the ordinary course of business) without Lender’s prior written consent; (ii) materially modify or amend the terms of any Lease without Lender’s prior written consent; (iii) grant any material consents under any Lease, including, without limitation, any consent to an assignment of any Lease, a mortgaging of the leasehold estate created by any Lease or a subletting by the tenant under any Lease (except room rentals in the ordinary course of business), without Lender’s prior written consent; (iv) terminate, cancel, surrender, or accept the surrender of, any Lease, or waive or release any person from the observance or performance of any obligation to be performed under the terms of any Lease or liability on account of any warranty given thereunder, without Lender’s prior written consent; or (v) assign, transfer, mortgage, pledge or hypothecate any Lease or any interest therein to any party other than Lender, without Lender’s prior written consent. Any lease, modification, amendment, grant, termination, cancellation, surrender, waiver or release in violation of the foregoing provision shall be null and void and of no force and effect. Unless Lender otherwise consents or elects, Borrower’s title to the Mortgaged Property and the leasehold interest in the Mortgaged Property created by any Lease shall not merge, but shall always be kept separate and distinct, notwithstanding the union of such estates in Borrower, Lender or any other person by purchase, operation of law, foreclosure of this Mortgage, sale of the Mortgaged Property pursuant to this Mortgage or otherwise.

(d) Borrower shall (i) fulfill, perform and observe in all material respects each and every condition and covenant of Borrower contained in any Lease; (ii) give prompt notice to Lender of any claim or event of default under any Lease given to or by Borrower, together with a complete copy or statement of any information submitted or referenced in support of such claim or event of default; (iii) at the sole cost and expense of Borrower, enforce the performance and observance of each and every covenant and condition of any Lease to be performed or observed by any other party thereto, unless such enforcement is waived in writing by Lender; (iv) appear in and defend any action challenging the validity, enforceability or priority of the lien created hereby or the validity or enforceability of any Lease; and (v) hold that portion of the Rents which is sufficient to discharge all current sums due under the Note for use in the payment of such sums.

Section 3.03. Alterations and Improvements. Borrower shall not alter, or permit Lessee or Manager to alter, the exterior, structural, plumbing or electrical elements of the Mortgaged Property in any manner without the consent of Lender, which consent shall not be unreasonably withheld or conditioned; provided, however, Borrower or Lessee may undertake nonstructural alterations to the Mortgaged Property costing less than $100,000 without Lender’s consent. For purposes of this Mortgage, alterations to the exterior, structural, plumbing or electrical elements of the Mortgaged Property shall mean:

(a) alterations which affect the foundation or “footprint” of the Improvements;

(b) alterations which involve the structural elements of the Improvements, such as a load-bearing wall, structural beams, columns, supports or roof; or

(c) alterations which materially affect any of the building systems, including, without limitation, the electrical systems, plumbing, HVAC and fire and safety systems.

If Lender’s consent is required hereunder and Lender consents to the making of any such alterations, the same shall be made by Borrower, Manager or Lessee at Borrower’s, Manager’s or Lessee’s sole expense by a licensed contractor and according to plans and specifications approved by Lender and subject to such other conditions as Lender shall reasonably require. Any work at any time commenced on the Mortgaged Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Mortgage. Upon completion of any alterations for which Lender’s consent is required hereunder or any Restoration, Borrower shall promptly provide Lender with (i) evidence of full payment to all laborers and materialmen contributing to the alterations, (ii) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications, (iii) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy), and (iv) any other documents or information reasonably requested by Lender.

Section 3.04. After-Acquired Property. All right, title and interest of Borrower in and to all improvements, alterations, substitutions, restorations and replacements of, and all additions and appurtenances to, the Mortgaged Property, hereafter acquired by or released to Borrower, immediately upon such acquisition or release and without any further granting by Borrower, shall become part of the Mortgaged Property and shall be subject to the lien hereof fully, completely and with the same effect as though now owned by Borrower and specifically described in the

Granting Clauses hereof. Borrower shall execute and deliver to Lender any further assurances, mortgages, grants, conveyances or assignments thereof as the Lender may reasonably require to subject the same to the lien hereof.

Section 3.05. Taxes, Assessments, Charges and Other Impositions. (a) Borrower shall do or cause to be done everything necessary to preserve the lien hereof without expense to Lender, including, without limitation, paying and discharging or causing to be paid and discharged, whether or not payable directly by Borrower or subject to withholding at the source, (i) all taxes, assessments, levies, fees, water and sewer rents and charges and all other governmental charges, general, special, ordinary or extraordinary, and all charges for utility or communications services, which may at any time be assessed, levied or imposed upon Borrower, Lessee, the Mortgaged Property, this Mortgage, the Obligations or the Rents or which may arise in respect of the occupancy, use, possession or operation thereof, (ii) all income, excess profits, sales, gross receipts and other taxes, duties or imposts, whether similar or not in nature, assessed, levied or imposed by any Governmental Authority on Borrower, Lessee, the Mortgaged Property or the Rents, and (iii) all lawful claims and demands of mechanics, laborers, materialmen and others which, if unpaid, might create a lien on the Mortgaged Property, or on the Rents, unless Borrower shall contest the amount or validity thereof in accordance with subsection (b).

(b) Borrower may, at its own expense, contest or cause to be contested, by appropriate legal proceedings conducted in good faith and with due diligence, the amount or validity or application, in whole or in part, of any item specified in subsection (a) or lien therefor, provided that (i) Borrower shall provide written notice to Lender of any contest involving more than $10,000.00, (ii) such proceeding shall suspend the collection thereof from the Mortgaged Property or any interest therein, (iii) neither the Mortgaged Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings, (iv) no Event of Default has occurred and is continuing, and (v) Borrower shall have deposited with Lender adequate reserves for the payment of the taxes, together with all interest and penalties thereon, unless paid in full under protest, or Borrower shall have furnished the security as may be required in the proceeding or as may be required by Lender to insure payment of any contested taxes.

Section 3.06. Insurance. (a) Borrower shall maintain, or shall cause Lessee or Manager to maintain, with respect to the Mortgaged Property, at its sole expense, the following types and amounts of insurance (which may be included under a blanket insurance policy if all the other terms hereof are satisfied), in addition to such other insurance as Lender may reasonably require from time to time:

(i) Insurance against loss, damage or destruction by fire and other casualty, including theft, vandalism and malicious mischief, flood (if the Premises is in a location designated by the Federal Emergency Management Administration as a Special Flood Hazard Area), boiler explosion (if there is any boiler upon the Premises), plate glass breakage, sprinkler damage (if the Premises have a sprinkler system), all matters covered by a standard extended coverage endorsement, special coverage endorsement commonly known as an “all risk” endorsement and such other risks as Lender may reasonably require, insuring the Mortgaged Property for not less than 100% of their full insurable replacement cost.

(ii) Commercial general liability and property damage insurance, including a products liability clause, covering Lender and Borrower against bodily injury liability, property damage liability and automobile bodily injury and property damage liability, including without limitation any liability arising out of the ownership, maintenance, repair, condition or operation of the Mortgaged Property or adjoining ways, streets or sidewalks and, if applicable, insurance covering Lender, against liability arising from the sale of liquor, beer or wine on the Premises. Such insurance policy or policies shall contain a broad form contractual liability endorsement under which the insurer agrees to insure Borrower’s obligations under Section 7.09 hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of either Borrower or Lender because of the negligence or other acts of the other, shall be in amounts of not less than $2,000,000.00 per injury and occurrence with respect to any insured liability, whether for personal injury or property damage, or such higher limits as Lender may reasonably require from time to time, and shall be of form and substance reasonably satisfactory to Lender.

(iii) Business income insurance equal to 100% of the principal and interest payable under the Note for a period of not less than twelve months.

(iv) State Worker’s compensation insurance in the statutorily mandated limits, employer’s liability insurance with limits not less than $500,000 or such greater amount as Lender may from time to time require and such other insurance as may be necessary to comply with applicable laws.

(b) All insurance policies shall:

(i) Provide for a waiver of subrogation by the insurer as to claims against Lender, its employees and agents and provide that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Borrower, its officers, directors, employees or agents;

(ii) Provide that any “no other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lender and that the insurance policy shall not be brought into contribution with insurance maintained by Lender;

(iii) Contain a standard without contribution mortgage clause endorsement in favor of Lender and its successors and assigns as their interests may appear and any other lender designated by Lender;

(iv) Provide that the policy of insurance shall not be terminated, cancelled or substantially modified without at least thirty (30) days’ prior written notice to Lender and to any lender covered by any standard mortgage clause endorsement;

(v) Provide that the insurer shall not have the option to restore the Premises if Lender elects to terminate this Mortgage in accordance with the terms hereof;

(vi) Be issued by insurance companies licensed to do business in the state in which the Premises is located and which are rated A:VIII or better by Best’s Key Rating Guide or otherwise approved by Lender; and

(vii) Provide that the insurer shall not deny a claim because of the negligence of Borrower, anyone acting for Borrower or any tenant or other occupant of the Mortgaged Property.

It is expressly understood and agreed that the foregoing minimum limits of insurance coverage shall not limit the liability of Borrower for its acts or omissions as provided in this Mortgage. All liability insurance policies (with the exception of worker’s compensation insurance to the extent not available under statutory law) shall designate Lender and its successors and assigns as additional insureds as their interests may appear and shall be payable as set forth in Article IV hereof. All such policies shall be written as primary policies, with deductibles not to exceed $10,000. Any other policies, including any policy now or hereafter carried by Lender, shall serve as excess coverage. Borrower shall procure, or shall cause Lessee or Manager to procure, policies for all insurance for periods of not less than one year and shall provide to Lender certificates of insurance or, upon Lender’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Mortgage is in effect at all times.

Section 3.07. Impound Account. Upon the occurrence of an Event of Default under this Mortgage or any other Loan Document, Lender may require Borrower to pay to Lender sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Lender will estimate the amounts needed for such purposes and will notify Borrower to pay the same to Lender in equal monthly installments, as nearly as practicable, in addition to all other sums due under this Mortgage. Should additional funds be required at any time, Borrower shall pay the same to Lender on demand. Borrower shall advise Lender of all taxes and insurance bills which are due and shall cooperate fully with Lender in assuring that the same are paid. Lender may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lender. Interest or other gains from such funds, if any, shall be the sole property of Lender. If an Event of Default shall occur subsequent to Lender requiring the establishment of an impound account pursuant to this Section, Lender may apply all impounded funds against any sums due from Borrower to Lender. Lender shall give to Borrower an annual accounting showing all credits and debits to and from such impounded funds received from Borrower.

Section 3.08. Advances by Lender. Lender may make advances to perform any of the covenants contained in this Mortgage on Borrower’s behalf and all sums so advanced (and all sums advanced pursuant to any other provision hereof) by Lender shall be secured hereby. Borrower shall repay on demand all sums so advanced with interest thereon at the Default Rate, such interest to be computed from and including the date of the making of such advance to and including the date of such repayment, and at Lender’s election, Lender may add the amount of such advance to the principal balance of the Loan.

Section 3.09. Negative Covenants. Without limiting the terms and conditions of Section 7 of the Loan Agreement, Borrower agrees that Borrower shall not, without the prior written consent of Lender (each, a “Prohibited Transaction”), sell, convey, mortgage, grant, bargain, encumber, pledge, assign, or otherwise transfer the Mortgaged Property or any part thereof or permit the Mortgaged Property or any part thereof to be sold, conveyed, mortgaged, granted, bargained, encumbered, pledged, assigned, or otherwise transferred, other than (a) sales/consumption of inventory in the ordinary course of business, (b) the replacement of obsolete, damaged or worn-out Personal Property, (c) in accordance with Section 7.01 herein, and (d) Permitted Exceptions. A sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer within the meaning of this Section shall be deemed to include, but not limited to, (a) an installment sales agreement wherein Borrower agrees to sell the Mortgaged Property or any part thereof for a price to be paid in installments; and (b) an agreement by Borrower leasing all or any part of the Mortgaged Property (other than the Permitted Lease and room rentals in the ordinary course of business) or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Lease or any Rents. Notwithstanding the foregoing, individual stockholders or limited partners of the Borrower Parties may pledge their interests in the Borrower Parties so long as such pledge does not, or could not potentially, result in a Change of Control or a change in ownership of a majority interest in the Borrower Parties.

Lender’s consent to a Prohibited Transaction shall be subject to the satisfaction of such conditions as Lender shall determine in its sole discretion, including, without limitation, (i) Borrower having executed and delivered such modifications to the terms of this Mortgage and the other Loan Documents as Lender shall request, (ii) the Prohibited Transaction having been approved by each of the rating agencies which have issued ratings in connection with any Securitization of the Loan as well as any other rating agency selected by Lender, and (iii) the proposed transferee having assumed the Note, this Mortgage and the other Loan Documents (as modified pursuant to clause (i) above). In addition, any such consent shall be conditioned upon the payment by Borrower to Lender of (x) a fee equal to one percent (1%) of the then outstanding principal balance of the Note and (y) all out-of-pocket costs and expenses incurred by Lender in connection with such consent, including, without limitation, reasonable attorneys’ fees. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Obligations immediately due and payable upon Borrower’s sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Mortgaged Property without Lender’s consent, as required hereunder. The provisions of this Section shall apply to every sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Mortgaged Property regardless of whether voluntary or not, or whether or not Lender has consented to any previous sale, conveyance, mortgage, grant, bargain, encumbrance, pledge, assignment, or transfer of the Mortgaged Property.

ARTICLE IV

POSSESSION, USE AND RELEASE OF THE MORTGAGED PROPERTY

Section 4.01. Casualty or Condemnation. Borrower, immediately upon obtaining knowledge of any casualty to any portion of the Mortgaged Property or of any proceeding or negotiation for the taking of all or any portion of the Mortgaged Property in condemnation or other eminent domain proceedings, shall notify Lender of such casualty, proceeding or negotiation. Any award, compensation or other payment resulting from such casualty or condemnation or eminent domain proceeding, as applicable, shall be applied as set forth below (the “Proceeds”). Lender may participate in any condemnation or eminent domain proceeding, and Borrower will deliver or cause to be delivered to Lender all instruments reasonably requested by Lender to permit such participation.

(a) Casualty. (i) In the event of any material damage to or destruction of the Mortgaged Property or any part thereof, Borrower will promptly give written notice to Lender, generally describing the nature and extent of such damage or destruction. No damage to or destruction of the Mortgaged Property shall relieve Borrower of its obligation to pay any monetary sum due under the Loan Documents at the time and in the manner provided in the Loan Documents.

(ii) In the event of any damage to or destruction of the Mortgaged Property or any part thereof, Borrower, whether or not the Proceeds, if any, on account of such damage or destruction shall be sufficient for the purpose, at its expense, shall within a reasonable time thereafter cause the Restoration to be commenced and completed.

(iii) Proceeds received by Lender and Borrower on account of any occurrence of damage to or destruction of the Mortgaged Property or any part thereof, less the costs, fees and expenses incurred by Lender and Borrower in the collection thereof, including, without limitation, adjuster’s fees and expenses and reasonable attorneys’ fees and expenses (the “Net Insurance Proceeds”), shall be paid to (1) Borrower, if the amount of such Net Insurance Proceeds is less than $100,000 and applied by Borrower toward the cost of the Restoration, and (2) Lender, if the amount of such Net Insurance Proceeds is $100,000 or greater. Net Insurance Proceeds paid to Lender shall be held and disbursed by Lender, or as Lender may from time to time direct, as the Restoration progresses, to pay or reimburse Borrower for the cost of the Restoration, upon written request of Borrower accompanied by evidence, reasonably satisfactory to Lender, that (aa) the Restoration is in full compliance with all Applicable Regulations and all private restrictions and requirements, (bb) the amount requested has been paid or is then due and payable and is properly a part of such cost, (cc) there are no mechanics’ or similar liens for labor or materials theretofore supplied in connection with the Restoration, (dd) if the estimated cost of the Restoration exceeds the Net Insurance Proceeds (exclusive of Proceeds received from Borrower’s business income insurance), Borrower has deposited into an escrow satisfactory to Lender such excess amount, which sum will be disbursed pursuant to escrow instructions satisfactory to Lender, and (ee) the balance of such Net Insurance Proceeds, together with the funds deposited into escrow, if any, pursuant to the preceding subsection (dd), after making the payment requested will be sufficient to pay the balance of the cost of the Restoration. Upon receipt by Lender of evidence reasonably satisfactory to it that the Restoration has been completed and the cost thereof paid in full, and that there are no mechanics’ or similar liens for labor or materials supplied in connection therewith, the balance, if any, of such Net Insurance Proceeds shall be paid to Borrower. If at the time of the damage or destruction to the Mortgaged Property or at any time thereafter an Event of Default shall have occurred and be continuing under the Loan Documents, all Net Insurance Proceeds shall be paid to Lender, and Lender may retain and apply the Net Insurance Proceeds toward the Obligations whether or not then due and payable, in such order, priority and proportions as Lender in its discretion shall deem proper, or to cure such Event of Default, or, in Lender’s discretion, Lender may pay such Net Insurance Proceeds in whole or in part to Borrower to be applied toward the cost of the Restoration. If Lender shall receive and retain Net Insurance Proceeds, the lien of this Mortgage shall be reduced only by the amount received and retained by Lender and actually applied by Lender in reduction of the Obligations.

(b) Condemnation. (i) In case of a taking of all or any part of the Mortgaged Property or the commencement of any proceedings or negotiations which might result in a taking, for any public or quasi-public purpose by any lawful power or authority by exercise of the right of condemnation or eminent domain or by agreement between Lender, Borrower and those authorized to exercise such right (“Taking”), Borrower will promptly give written notice thereof to Lender, generally describing the nature and extent of such Taking. Lender shall file and prosecute on behalf of Lender and Borrower any and all claims for Proceeds, and all Proceeds on account of a Taking shall be paid to Lender.

(ii) In case of a Taking of the whole of the Mortgaged Property, other than for temporary use (“Total Taking”), or in case of a Taking of less than all of the Mortgaged Property (“Partial Taking”), the Loan Documents shall remain in full force and effect. In the case of a Partial Taking, Borrower, whether or not the Proceeds, if any, on account of such Partial Taking shall be sufficient for the purpose (but provided they are made available by Lender for such purpose), at its own cost and expense, will within a reasonable time thereafter commence and complete the Restoration. In case of a Partial Taking, other than a temporary use, of such a substantial part of the Mortgaged Property as shall result in the Mortgaged Property remaining after such Partial Taking being unsuitable for use, such Taking shall be deemed a Total Taking.

(iii) In case of a temporary use of the whole or any part of the Mortgaged Property by a Taking, the Loan Documents shall remain in full force and effect without any reduction of any monetary sum payable under the Loan Documents. In any proceeding for such Taking, Lender shall have the right to intervene and participate; provided that, if such intervention shall not be permitted, Borrower shall consult with Lender, its attorneys and experts, and make all reasonable efforts to cooperate with Lender in the prosecution or defense of such proceeding. At the termination of any such use or occupation of the Mortgaged Property, Borrower will, at its own cost and expense, promptly commence and complete the Restoration.

(iv) Proceeds on account of a Taking, less the costs, fees and expenses incurred by Lender and Borrower in connection with the collection thereof, including, without limitation, reasonable attorneys’ fees and expenses, shall be applied in the following order:

(x) Proceeds received on account of a Total Taking shall be allocated as follows:

(aa) There shall be paid to the Lender an amount up to the sum of the outstanding principal, including all sums advanced by Lender hereunder, and interest under the Note, all as of the date on which such payment is made, such amount shall be applied first against all sums advanced by Lender under this Mortgage, second against the accrued but unpaid interest on the Note, and third to the remaining unpaid principal amount of the Note. If the Proceeds received on account of a Total Taking are not sufficient to satisfy the outstanding principal balance of the Note, all accrued but unpaid interest on the Note, all other sums due under the Note, all sums advanced by Lender under this Mortgage and all other sums due and payable under this Mortgage and the other Loan Documents corresponding to the Premises (collectively, the “Outstanding Obligations”), Borrower shall pay to Lender simultaneously with the payment of such Proceeds to Lender the difference between the amount of such Proceeds and the amount of the Outstanding Obligations.

(bb) Any remaining balance shall be paid to Borrower.

(y) Proceeds received on account of a Partial Taking shall be held and allocated as follows:

(i) first, toward the cost of the Restoration, such application of net awards and other payments to be made substantially in the manner provided in Section 4.01(a)(iii) of this Mortgage; and

(ii) then, all or any portion of the balance of such proceeds shall, in Lender’s sole discretion, either be paid to:

(1) Lender, as the holder of this Mortgage, and applied toward the Outstanding Obligations in such order, priority and proportion, and at such time on or prior to the Maturity Date (as defined in the Note), as Lender shall determine; or

(2) Borrower; provided, however, in Lender’s sole discretion, such proceeds shall be pledged to Lender to secure the Outstanding Obligations pursuant to a security agreement reasonably satisfactory to Lender, or, with Lender’s consent, Borrower shall provide Lender with alternative security satisfactory to Lender in its sole discretion.

Lender may deposit any funds held by it in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lender.

(z) Proceeds received on account of a Taking for temporary use shall be held by Lender and applied to the payment of the monthly installments of combined interest and principal becoming due under the Note, until such Taking for temporary use is terminated and the Restoration, if any, has been completed; provided, however, that, if any portion of any such award or payment is made by reason of any damage to or destruction of the Mortgaged Property, such portion shall be held and applied as provided in Section 4.01(a)(iii) hereof. The balance, if any, of such awards and payments shall be paid to Borrower.

(v) Notwithstanding the foregoing, if at the time of any Taking or at any time thereafter an Event of Default shall have occurred and be continuing under the Loan Documents, Lender is hereby authorized and empowered, in the name and on behalf of Borrower and otherwise, to file and prosecute Borrower’s claim, if any, for an award on account of any Taking and to collect such award and apply the same, after deducting all costs, fees and expenses incident to the collection thereof (the “Net Award”), toward the Obligations whether or not then due and payable, in such order, priority and proportions as Lender in its discretion shall deem proper, or to cure such Event of Default, or, in Lender’s discretion, Lender may pay the Net Award in whole or in part to Borrower to be applied toward the cost of the Restoration. If Lender shall receive and retain the Net Award, the lien of this Mortgage shall be reduced only by the amount received and retained by Lender and actually applied by Lender in reduction of the Obligations.

Section 4.02. Conveyance in Anticipation of Condemnation, Granting of Easements, Etc. If no Event of Default shall have occurred and be continuing, Borrower may, from time to time with respect to its interest in the Mortgaged Property, and with Lender’s prior written consent, (a) sell, assign, convey or otherwise transfer any interest therein to any person legally empowered to take such interest under the power of eminent domain, (b) grant easements and other rights in the nature of easements, (c) release existing easements or other rights in the nature of easements which are for the benefit of the Mortgaged Property, (d) dedicate or transfer unimproved portions of the Mortgaged Property for road, highway or other public purposes, (e) execute petitions to have the Mortgaged Property annexed to any municipal corporation or utility district, and (f) execute and deliver to any person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers.

Section 4.03. Lender’s Power. At any time, or from time to time, without liability therefor, Lender, without affecting the personal liability of any person for payment of the Obligations or the effect of this Mortgage upon the remainder of said Mortgaged Property, may from time to time without notice (a) release any part of said Mortgaged Property, (bii) consent in writing to the making of any map or plat thereof, (c) join in granting any easement thereon, (d) join in any extension agreement or any agreement subordinating the lien or charge hereof, (e) release any person so liable, (f) extend the maturity or alter any of the terms of any Obligations, (g) grant other indulgences, (h) take or release any other or additional security for any Obligations, (i) make compositions or other arrangements with debtors in relation thereto, or (x) advance additional funds to protect the security hereof or to pay or discharge the Obligations in the event Borrower fails to do so, and all amounts so advanced shall be secured hereby and shall be due and payable upon demand by Lender.

ARTICLE V

SECURITY INTEREST

Section 5.01. Security Agreement. With respect to the Personal Property or any portion of the Mortgaged Property which constitutes fixtures or other property governed by the UCC, this Mortgage shall constitute a security agreement between Borrower, as the debtor, and Lender, as the secured party, and Borrower hereby grants to Lender a security interest in such portion of the Mortgaged Property. Cumulative of all other rights of Lender hereunder, Lender shall have all of the rights conferred upon secured parties by the UCC. Borrower authorizes Lender to file financing statements with respect to the security interest of Lender, continuation statements with respect thereto, and any amendments to such financing statements which may be necessitated by reason of any of the changes described in Section 6.C of the Loan Agreement. Furthermore, at any time, and from time to time, Borrower will execute and deliver to Lender all financing statements that may from time to time be required by Lender to establish and maintain the validity and priority of the security interest of Lender, or any modification thereof. Lender may exercise any or all of the remedies of a secured party available to it under the UCC with respect to such property. If, upon the occurrence and during the continuance of an Event of Default, Lender proceeds to dispose of such property in accordance with the provisions of the UCC, 10 days’ notice by Lender to Borrower shall be deemed to be reasonable notice under any provision of the UCC requiring such notice; provided, however, that Lender may at its option dispose of such property in accordance with Lender’s rights and remedies with respect to the real property pursuant to the provisions of this Mortgage, in lieu of proceeding under the UCC. Borrower represents that its exact legal name and state of formation or organization are as set forth in the first paragraph of this Mortgage. Borrower agrees that, notwithstanding any provision in the UCC to the contrary, Borrower shall not file a termination statement of any financing statement filed by Lender in connection with any security interest granted under this Mortgage if Lender reasonably objects to the filing of such termination statement.

Section 5.02. Effective as a Financing Statement and Fixture Filing. This Mortgage shall be effective as a financing statement filed as a fixture filing with respect to all fixtures included within the Mortgaged Property and is to be filed for record in the real estate records of each county where any part of the Mortgaged Property (including said fixtures) is situated. This Mortgage shall also be effective as a financing statement covering any other portion of the Mortgaged Property and may be filed in any other appropriate filing or recording office. The mailing address of Borrower is the address of Borrower set forth in the introductory paragraph of this Mortgage, and the address of the Lender from which information concerning the security interests hereunder may be obtained is the address of Lender as set forth in the introductory paragraph of this Mortgage. A carbon, photographic or other reproduction of this Mortgage or of any financing statement relating to this Mortgage shall be sufficient as a financing statement for any of the purposes referred to in this Section.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.01. Events of Default. Each of the following shall be an event of default under this Mortgage (each an “Event of Default”):

(a) Subject to the provisions of Section 3.05(b) of this Mortgage, if Borrower fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against the Mortgaged Property pursuant to Applicable Regulations.

(b) If Borrower shall fail to maintain insurance in accordance with the requirements of Section 3.06 of this Mortgage.

(c) If Borrower fails to observe or perform any of the covenants, conditions, or obligations of this Mortgage, provided, however, if any such failure does not involve the payment of any principal, interest or other monetary sum due under the Note, is not willful or intentional, does not place any rights or interest in collateral of Lender in immediate jeopardy, and is within the reasonable power of Borrower to promptly cure after receipt of notice thereof, all as determined by Lender in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lender shall have given Borrower notice thereof and a period of 30 days shall have elapsed, during which period Borrower may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such 30-day period, as determined by Lender in its reasonable discretion, and Borrower is diligently pursuing a cure of such failure, then Borrower shall have a reasonable period to cure such failure beyond such 30-day period, which shall in no event exceed 90 days after receiving notice of the failure from Lender. If Borrower shall fail to correct or cure such failure within such 90-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required.

(d) If there is an “Event of Default” under the Loan Agreement.

Section 6.02. Remedies. Upon the occurrence and during the continuance of an Event of Default, Lender may declare all or any part of the Obligations to be due and payable, and the same shall thereupon become due and payable without any presentment, demand, protest or notice (including notice of intent to accelerate and notice of acceleration) of any kind except as otherwise expressly provided herein. Furthermore, upon the occurrence and during the continuance of an Event of Default, Lender may:

(a) Either in person or by agent, with or without bringing any action or proceeding, or by a receiver appointed by a court, and without regard to the adequacy of its security, enter upon and take possession of the Mortgaged Property or any part thereof and do any acts which it deems necessary or desirable to preserve the value, marketability or rentability of the Mortgaged Property, or part thereof or interest therein, increase the income therefrom or protect the security hereof and, with or without taking possession of the Mortgaged Property, take any action described herein, sue for or otherwise collect the Rents, including those past due and unpaid, and apply the same, less costs and expenses of operation and collection including reasonable attorneys’ fees, upon any Obligations, all in such order as Lender may determine. The entering upon and taking possession of the Mortgaged Property, the taking of any action described herein, the collection of such Rents, and the application thereof as aforesaid, shall not cure or waive any Event of Default or notice of default or invalidate any act done in response to such Event of Default or pursuant to such notice of default and, notwithstanding the continuance in possession of the Mortgaged Property or the collection, receipt and application of Rents, Lender shall be entitled to exercise every right provided for in any of the Loan Documents or by law upon any Event of Default, including the right to exercise the power of sale herein conferred;

(b) Commence an action to foreclose this Mortgage in a single parcel or in several parcels, appoint a receiver or specifically enforce any of the covenants hereof;

(c) Exercise any or all of the remedies available to a secured party under the Uniform Commercial Code as adopted in the State (“UCC”), including, without limitation:

(i) Either personally or by means of a court appointed receiver, commissioner or other officer, take possession of all or any of the Personal Property and exclude therefrom Borrower and all others claiming under Borrower, and thereafter hold, store, use, operate, manage, maintain and control, make repairs, replacements, alterations, additions and improvements to and exercise all rights and powers of Borrower in respect of the Personal Property or any part thereof. In the event Lender demands or attempts to take possession of the Personal Property in the exercise of any rights under any of the Loan Documents, Borrower promises and agrees to promptly turn over and deliver complete possession thereof to Lender;

(ii) Without notice to or demand upon Borrower, make such payments and do such acts as Lender may deem necessary to protect its security interest in the Personal Property, including, without limitation, paying, purchasing, contesting or compromising any encumbrance, charge or lien which is prior to or superior to the security interest granted hereunder and, in exercising any such powers or authority, to pay all expenses incurred in connection therewith;

(iii) Require Borrower to assemble the Personal Property or any portion thereof, at the Premises, and promptly to deliver such Personal Property to Lender, or an agent or representative designated by it. Lender, and its agents and representatives, shall have the right to enter upon the Mortgaged Property to exercise Lender’s rights hereunder;

(iv) Sell, lease or otherwise dispose of the Personal Property at public sale, with or without having the Personal Property at the place of sale, and upon such terms and in such manner as Lender may determine. Lender may be a purchaser at any such sale;

(v) Unless the Personal Property is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Lender shall give Borrower at least 10 days’ prior written notice of the time and place of any public sale of the Personal Property or other intended disposition thereof. Such notice may be delivered to Borrower at the address set forth at the beginning of this Mortgage and shall be deemed to be given as provided herein; and

(vi) Any sale made pursuant to the provisions of this subsection shall be deemed to have been a public sale conducted in a commercially reasonable manner if held contemporaneously with the sale of all or a portion of the other Mortgaged Property under power of sale as provided herein upon giving the same notice with respect to the sale of the Personal Property hereunder as is required for such sale of the other Mortgaged Property under power of sale, and such sale shall be deemed to be pursuant to a security agreement covering both real and personal property under the UCC.

(d) Exercise all of Borrower’s rights and remedies under the Indemnity Agreements, including, without limitation, making demands and claims and receiving payments under the Indemnity Agreements. Borrower hereby grants Lender a power of attorney (which grant shall be deemed irrevocable and coupled with an interest) to exercise such rights and remedies;

(e) Apply any sums then deposited in the impound account described in Section 3.07 toward payment of the taxes, assessment and insurance premiums for the Mortgaged Property and/or as a credit on the Obligations in such priority and proportion as Lender may determine in its sole discretion;

(f) If held by Lender, surrender the insurance policies maintained pursuant to Section 3.06, collect the unearned insurance premiums and apply such sums as a credit on the Obligations in such priority and proportion as Lender in its sole discretion shall deem proper, and in connection therewith, Borrower hereby appoints Lender as agent and attorney-in-fact (which is coupled with an interest and is therefore irrevocable) for Lender to collect such insurance premiums; and

(g) This Mortgage is given upon the STATUTORY CONDITION, which is incorporated herein by reference, for breach of which Lender shall have the right to foreclose this Mortgage under any legal method of foreclosure in existence at the time or now existing, or under any other applicable law, including, without limitation, the STATUTORY POWER OF SALE pursuant to the applicable provisions of Titles 14 and 33 of the Maine Revised Statutes of 1964 as said statutes have been and shall be amended, which POWER is expressly incorporated herein by reference, to the extent authorized or allowed by any present or future law of the State of Maine. In connection therewith, Borrower acknowledges that this Mortgage secures a loan or loans for business and commercial purposes and that this Mortgage is given primarily for a business, commercial or agricultural purpose. In the event of a conflict between the STATUTORY CONDITION and the terms and provisions of this Mortgage, the terms and provisions of this Mortgage shall control, to the extent permitted by law.

(h) Sell Borrower’s interest in the Mortgaged Property pursuant to the power of sale herein conferred. If Lender elects to sell Borrower’s interest in the Mortgaged Property by exercise of such power of sale, Lender shall cause such sale to be performed in the manner then required by law.

(i) Lender shall cause to be recorded, published and delivered such notices of default and notices of sale as may then be required by law and by this Mortgage. Thereafter, Lender shall sell Borrower’s interest in the Mortgaged Property at the time and place of sale fixed by it, either as a whole, or in separate lots or parcels or items as Lender shall deem expedient, and in such order as it may determine, at public auction to the highest bidder for cash in lawful money of the United States payable at the time of sale, or as otherwise may then be required by law. Lender shall deliver to such purchaser or purchasers thereof its good and sufficient deed or deeds conveying the property so sold, without any covenant or warranty, express or implied. The recitals in such deed of any matters or facts shall be conclusive proof of the truthfulness thereof. Any person, including, without limitation, Borrower or Lender, may purchase at such sale. Lender may sell not only the real property but also the Personal Property and other interests which are a part of the Mortgaged Property, or any part thereof, as a unit and as a part of a single sale, or may sell any part of the Mortgaged Property separately from the remainder of the Mortgaged Property. Lender shall not be required to take possession of any part of the Mortgaged Property or to have any of the Personal Property present at any sale of the Mortgaged Property. Lender may appoint or delegate any one or more persons as agent to perform any act or acts necessary or incident to any sale held by Lender, including the posting of notices and the conduct of sale, but in the name and on behalf of Lender. In the event any sale hereunder is not completed or is defective in the opinion of Lender, such sale shall not exhaust the power of sale hereunder, and Lender shall have the right to cause a subsequent sale or sales to be made hereunder.

(ii) As may be permitted by law, Lender shall apply the proceeds of sale (i) first, to payment of all costs, fees and expenses, including reasonable attorneys’ fees and expenses incurred by the Lender in exercising the power of sale or foreclosing this Mortgage, (ii) second, to the payment of the Obligations (including, without limitation, the principal, accrued interest and other sums due and owing under the Note and the amounts due and owing to Lender under this Mortgage) in such manner and order as Lender may elect, and (iii) third, the remainder, if any, shall be paid to Borrower, or to Borrower’s heirs, devisees, representatives, successors or assigns, or such other persons as may be entitled thereto.

(iii) Lender may in the manner provided by law postpone sale of all or any portion of the Mortgaged Property.

Section 6.03. Appointment of Receiver. If an Event of Default shall have occurred and be continuing, Lender, as a matter of right and without notice to Borrower or anyone claiming under Borrower, and without regard to the then value of the Mortgaged Property or the interest of Borrower therein, or the insolvency of Borrower or the then-owner of the Mortgaged Property, may seek the appointment of a receiver for the Mortgaged Property upon ex parte application to any court of competent jurisdiction. Borrower waives any right to any hearing or notice of hearing prior to the appointment of a receiver. Such receiver shall be empowered (a) to take possession of the Mortgaged Property and any businesses conducted by Borrower thereon and any business assets used in connection therewith, (b) to exclude Borrower and Borrower’s agents, servants and employees from the Mortgaged Property, or, at the option of the receiver, in lieu of such exclusion, to collect a fair market rental from any such persons occupying any part of the Mortgaged Property, (c) to collect the Rents, (d) to complete any construction that may be in progress, (e) to continue the development, marketing and sale of the Mortgaged Property, (f) to do such maintenance and make such repairs and alterations as the receiver deems necessary, (g) to use all stores of materials, supplies and maintenance equipment on the Mortgaged Property and replace such items at the expense of the receivership estate, (h) to pay all taxes and assessments against the Mortgaged Property, all premiums for insurance thereon, all utility and other operating expenses, and all sums due under any prior or subsequent encumbrance, (i) to request that Lender advance such funds as may reasonably be necessary to the effective exercise of the receiver’s powers, on such terms as may be agreed upon by the receiver and Lender, but not in excess of the Default Rate, and (j) generally to do anything that Borrower could legally do if Borrower were in possession of the Mortgaged Property. All expenses incurred by the receiver or his agents, including obligations to repay funds borrowed by the receiver, shall constitute a part of the Obligations. Any revenues collected by the receiver shall be applied first to the expenses of the receivership, including reasonable attorneys’ fees incurred by the receiver and by Lender, together with interest thereon at the highest rate of interest applicable in the Note from the date incurred until repaid, and the balance shall be applied toward the Obligations or in such other manner as the court may direct.

Section 6.04. Remedies Not Exclusive. Lender shall be entitled to enforce payment and performance of any Obligations and to exercise all rights and powers under this Mortgage or under any Loan Documents or Other Agreements or any laws now or hereafter in force, notwithstanding some or all of the Obligations may now or hereafter be otherwise secured, whether by mortgage, deed of trust, pledge, lien, assignment or otherwise. Neither the acceptance of this Mortgage nor its enforcement, whether by court action or pursuant to the power of sale or other powers herein contained, shall prejudice or in any manner affect Lender’s right to realize upon or enforce any other security now or hereafter held by Lender, it being agreed that Lender shall be entitled to enforce this Mortgage and any other security now or hereafter held by Lender in such order and manner as it may in its absolute discretion determine. No remedy herein conferred upon or reserved to Lender is intended to be exclusive of any other remedy given hereunder or now or hereafter existing at law or in equity or by statute. Every power or remedy given by any of the Loan Documents to Lender, or to which Lender may be otherwise entitled, may be exercised, concurrently or independently, from time to time and as often as may be deemed expedient by Lender. Lender may pursue inconsistent remedies.

The acceptance by Lender of any sum after the same is due shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums hereby secured or to declare a subsequent Event of Default as herein provided. The acceptance by Lender of any sum in an amount less than the sum then due shall be deemed an acceptance on account only and upon condition that it shall not constitute a waiver of the obligation of Borrower to pay the entire sum then due, and failure of Borrower to pay such entire sum then due shall be an Event of Default, notwithstanding such acceptance of such amount on account, as aforesaid. Lender shall be, at all times thereafter and until the entire sum then due as contemplated by the Loan Documents shall have been paid, and notwithstanding the acceptance by Lender thereafter of further sums on account, or otherwise, entitled to exercise all rights in this instrument conferred upon them or either of them, and the right to proceed with a sale under any notice of default, or an election to sell, or the right to exercise any other rights or remedies hereunder, shall in no way be impaired, whether any of such amounts are received prior or subsequent to such proceeding, election or exercise. Consent by Lender to any action or inaction of Borrower which is subject to consent or approval of Lender hereunder shall not be deemed a waiver of the right to require such consent or approval to future or successive actions or inactions.

Section 6.05. Possession of Mortgaged Property. In the event of a trustee’s sale or foreclosure sale hereunder and after the time of such sale, Borrower occupies the portion of the Mortgaged Property so sold, or any part thereof, Borrower shall immediately become the tenant of the purchaser at such sale, which tenancy shall be a tenancy from day to day, terminable at the will of either tenant or landlord, at a reasonable rental per day based upon the value of the portion of the Mortgaged Property so occupied, such rental to be due and payable daily to the purchaser. An action of unlawful detainer shall lie if the tenant holds over after a demand in writing for possession of such Mortgaged Property; and this Mortgage and a trustee’s or sheriff’s deed shall constitute a lease and agreement under which the tenant’s possession arose and continued. Nothing contained in this Mortgage shall be construed to constitute Lender as a “mortgagee in possession” in the absence of its taking actual possession of the Mortgaged Property pursuant to the powers granted herein.

Section 6.06. Waiver of Rights. Borrower waives the benefit of all laws now existing or that hereafter may be enacted (a) providing for any appraisement before sale of any portion of the Mortgaged Property, or (b) in any way extending the time for the enforcement of the collection of the Obligations or creating or extending a period of redemption from any sale made in collecting the Obligations. Borrower agrees that Borrower will not at any time insist upon, plea, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension, redemption or homestead exemption, and Borrower, for Borrower, Borrower’s representatives, successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, hereby waives and releases all rights of redemption, valuation, appraisement, stay of execution, homestead exemption, notice of election to mature or declare due the whole of the Obligations and marshaling in the event of foreclosure of the liens hereby created. If any law referred to in this Section and now in force, of which Borrower, Borrower’s heirs, devisees, representatives, successors and assigns or other person might take advantage despite this Section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this Section.

Borrower expressly waives and relinquishes any and all rights, remedies and defenses that Borrower may have or be able to assert by reason of the laws of the State pertaining to the rights, remedies and defenses of sureties.

Section 6.07. Relief From Stay. In the event that Borrower commences a case under the Code or is the subject of an involuntary case that results in an order for relief under the Code, subject to court approval, Lender shall thereupon be entitled and Borrower irrevocably consents to relief from any stay imposed by Section 362 of the Code on or against the exercise of the rights and remedies otherwise available to Lender as provided in the Loan Documents and Borrower hereby irrevocably waives its rights to object to such relief. In the event Borrower shall commence a case under the Code or is the subject of an involuntary case that results in an order for relief under the Code, Borrower hereby agrees that no injunctive relief against Lender shall be sought under Section 105 or other provisions of the Code by Borrower or other person or entity claiming through Borrower, nor shall any extension be sought of the stay provided by Section 362 of the Code.

Section 6.08. Cash Collateral. Borrower hereby acknowledges and agrees that in the event that Borrower commences a case under the Code or is the subject of an involuntary case that results in an order for relief under the Code: (a) that all of the Rents are, and shall for purposes be deemed to be, “proceeds, product, offspring, rents, or profits” of the Premises covered by the lien of this Mortgage, as such quoted terms are used in Section 552(b) of the Code; (b) that in no event shall Borrower assert, claim or contend that any portion of the Rents are, or should be deemed to be, “accounts” or “accounts receivable” within the meaning of the Code and/or applicable state law; (c) that the Rents are and shall be deemed to be in any such bankruptcy proceeding “cash collateral” of Lender as that term is defined in Section 363 of the Code; and (d) that Lender has valid, effective, perfected, enforceable and “choate” rights in and to the Rents without any further action required on the part of Lender to enforce or perfect its rights in and to such cash collateral, including, without limitation, providing notice to Borrower under Section 546(b) of the Code.

Section 6.09. Assignment of Rents and Leases. (a) Borrower hereby assigns, transfers, conveys and sets over to Lender all of Borrower’s estate, right, title and interest in, to and under the Leases, whether existing on the date hereof or hereafter entered into, together with any changes, extensions, revisions or modifications thereof and all rights, powers, privileges, options and other benefits of Borrower as the lessor under the Leases regarding the current tenants and any future tenants, and all the Rents from the Leases, including those now due, past due or to become due. Borrower irrevocably appoints Lender its true and lawful attorney-in-fact, at the option of Lender, at any time and from time to time upon the occurrence and during the continuance of an Event of Default, to take possession and control of the Premises, pursuant to Borrower’s rights under the Leases, to exercise any of Borrower’s rights under the Leases, and to demand, receive and enforce payment, to give receipts, releases and satisfaction and to sue, in the name of Borrower or Lender, for all of the Rents. The power of attorney granted hereby shall be irrevocable and coupled with an interest and shall terminate only upon the payment of all sums due Lender for all losses, costs, damages, fees and expenses whatsoever associated with the exercise of this power of attorney, and Borrower hereby releases Lender from all liability (other than as a result of the gross negligence or willful misconduct of Lender) whatsoever for the exercise of the foregoing power of attorney and all actions taken pursuant thereto. The consideration received by Borrower to execute and deliver this assignment and the liens and security interests created herein is legally sufficient and will provide a direct economic benefit to Borrower. It is intended by Borrower and Lender that the assignment set forth herein constitutes an absolute assignment and not merely an assignment for additional security. Notwithstanding the foregoing, this assignment shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions of Borrower contained in the Leases or otherwise to impose any obligation upon Lender, and, so long as no Event of Default shall have occurred and be continuing, Borrower shall have a license, revocable upon an Event of Default, to possess and control the Premises and collect and receive all Rents. Upon an Event of Default, such license shall be automatically revoked.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, at any time without notice (except if required by applicable law), either in person, by agent or by a court-appointed receiver, regardless of the adequacy of Lender’s security, and at its sole election (without any obligation to do so), enter upon and take possession and control of the Premises, or any part thereof, to perform all acts necessary and appropriate to operate and maintain the Premises, including, but not limited to, execute, cancel or modify the Leases, make repairs to the Premises, execute or terminate contracts providing for the management or maintenance of the Premises, all on such terms as are deemed best to protect the security of this assignment, and in Lender’s or Borrower’s name, sue for or otherwise collect such Rents as specified in this Mortgage as the same become due and payable, including, but not limited to, Rents then due and unpaid. Lender may so sue for or otherwise collect such Rents with or without taking possession of the Premises. Borrower agrees that upon the occurrence and during the continuance of an Event of Default, each tenant of the Premises shall make its rent payable to and pay such rent to Lender (or Lender’s agents) on Lender’s written demand therefor, delivered to such tenant personally, by mail, or by delivering such demand to each rental unit, without any liability on the part of said tenant to inquire further as to the existence of an Event of Default by Borrower.

(c) Rents collected subsequent to any Event of Default shall be applied at the direction of, and in such order as determined by, Lender to the costs, if any, of taking possession and control of and managing the Premises and collecting such amounts, including, but not limited to, reasonable attorney’s fees, receiver’s fees, premiums on receiver’s bonds, costs of repairs to the Premises, premiums on insurance policies, taxes, assessments and other charges on the Premises, and the costs of discharging any obligation or liability of Borrower with respect to the Leases and to the sums secured by this Mortgage. Lender or the receiver shall have access to the books and records used in the operation and maintenance of the Premises and shall be liable to account only for those Rents actually received.

(d) Lender shall not be liable to Borrower, anyone claiming under or through Borrower or anyone having an interest in the Premises by reason of anything done or left undone by Lender hereunder, except to the extent of Lender’s gross negligence or willful misconduct.

(e) Any entering upon and taking possession and control of the Premises by Lender or the receiver and any application of Rents as provided herein shall not cure or waive any Event of Default hereunder or invalidate any other right or remedy of Lender under applicable law or provided therein.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Satisfaction/Partial Release. If and when the Obligations shall have become due and payable (whether by lapse of time or by acceleration or by the exercise of the privilege of prepayment), and Borrower shall pay or cause to be paid (provided such payment is permitted or required by the Note the full amount thereof and shall also pay or cause to be paid all other sums payable by the Borrower Parties to the Lender Entities with respect to the Obligations, then this Mortgage shall be void (otherwise it shall remain in full force and effect in law and equity forever) and Lender agrees to execute an instrument evidencing the satisfaction of all obligations under this Mortgage and releasing this Mortgage which shall be prepared and recorded at Borrower’s sole expense. In addition and notwithstanding the foregoing, Borrower may request release of a single property (the “Release Site”) securing the Obligations (“Partial Release”) provided that (i) no Event of Default has occurred or is continuing under the Loan Documents with Lender or any of its Affiliates, (ii) the Fixed Charge Coverage Ratio (as defined in the Loan Documents) on all remaining properties securing the Obligations exceeds 1.3:1 on an aggregate and individual basis, (iii) the Release Site is being sold by the Borrower in an arms-length transaction, (iv) proceeds from the sale of the Release Site are being used to repay the Obligations assigned to the Release Site, and such payment shall be subject to any applicable prepayment premiums or penalties, (v) Borrower gives at least 30-days prior notice to Lender, (vi) a minimum of nine (9) hotel real property sites remain in the portfolio (in other words, continue to secure the Obligations), (vii) more than nine (9) months have passed since the date of this Mortgage, and (viii) the remaining unexpired term of the Loan exceeds six (6) months.

Section 7.02. Limitation of Rights of Others. Nothing in this Mortgage is intended or shall be construed to give to any person, other than Borrower and the holder of the Note, any legal or equitable right, remedy or claim under or in respect of this Mortgage or any covenant, condition or provision herein contained.

Section 7.03. Severability. In case any one or more of the provisions contained herein or in the Note shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Mortgage shall be construed as if such provision had never been contained herein or therein.

Section 7.04. Notices; Amendments; Waiver. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Mortgage (collectively called “Notices”) shall be in writing and given by (a) hand delivery, (b) facsimile, (c) express overnight delivery service or (d) certified or registered mail, return receipt requested and shall be deemed to have been delivered upon (i) receipt, if hand delivered, (ii) transmission, if delivered by facsimile, (iii) the next Business Day, if delivered by express overnight delivery service, or (iv) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or facsimile numbers, as applicable) specified below:

If to Borrower:

Supertel Limited Partnership

309 North 5th Street, PO Box 1448

Norfolk, Nebraska 68701

Attn: Donavon Heimes

Telephone: (402) 371-2520

Telecopy: (402) 371-4229

If to Lender:

General Electric Capital Corporation

8377 East Hartford Drive, Suite 200

Scottsdale, Arizona 85255

Attention: Collateral Management

Telephone: 480-585-4500

Telecopy: 480-585-2225

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Mortgage the giving of Notice is required, the giving thereof may be waived in writing at any time by the person or persons entitled to receive such Notice. Except as in this Mortgage otherwise expressly provided, (i) this Mortgage may not be modified except by an instrument in writing executed by Borrower and Lender and (ii) no requirement hereof may be waived at any time except by a writing signed by the party against whom such waiver is sought to be enforced, nor shall any waiver be deemed a waiver of any subsequent breach or default.

Section 7.05. Successors and Assigns. All of the provisions herein contained shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, to the same extent as if each such successor and assign were in each case named as a party to this Mortgage. Wherever used, the singular shall include the plural, the plural shall include the singular and the use of any gender shall include all genders.

Section 7.06. Headings. The headings appearing in this Mortgage have been inserted for convenient reference only and shall not modify, define, limit or expand the express provisions of this Mortgage.

Section 7.07. Time of the Essence. Time is of the essence in the performance of each and every obligation under this Mortgage.

Section 7.08. Forum Selection; Jurisdiction; Venue; Choice of Law. Borrower acknowledges that this Mortgage was substantially negotiated in the State of Arizona, this Mortgage was delivered in the State of Arizona, all payments under the Loan Documents will be delivered in the State of Arizona and there are substantial contacts between the parties and the transactions contemplated herein and the State of Arizona. For purposes of any action or proceeding arising out of this Mortgage, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona. Borrower consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Borrower waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. The creation of this Mortgage and the rights and remedies of Lender with respect to the Mortgaged Property, as provided herein and by the laws of the State, shall be governed by and construed in accordance with the internal laws of the State without regard to its principles of conflicts of law. With respect to other provisions of this Mortgage, this Mortgage shall be governed by the internal laws of the State of Arizona, without regard to its principles of conflicts of law. Nothing in this Section shall limit or restrict the right of Lender to commence any proceeding in the federal or state courts located in the State to the extent Lender deems such proceeding necessary or advisable to exercise remedies available under the Mortgage or the other Loan Documents.

Section 7.09. Indemnification. Borrower shall indemnify and hold harmless each of the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, diminutions in value, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement and damages of whatever kind or nature (including, without limitation, reasonable attorneys’ fees, court costs and other costs of defense) (collectively, “Losses”) (excluding Losses suffered by an Indemnified Party arising out of such Indemnified Party’s gross negligence or willful misconduct; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Borrower’s interest in the Mortgaged Property or Borrower’s failure to act in respect of matters which are or were the obligation of Borrower under the Loan Documents) caused by, incurred or resulting from Borrower’s or Lessee’s operations of, or relating in any manner to, the Mortgaged Property, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Borrower, Lessee or any person thereon, supervision or otherwise, or from any breach of, default under or failure to perform any term or provision of this Mortgage by Borrower, its officers, employees, agents or other persons. It is expressly understood and agreed that Borrower’s obligations under this Section shall survive the expiration or earlier termination of this Mortgage for any reason.

Section 7.10. Waiver of Jury Trial and Punitive, Consequential, Special and Indirect Damages. LENDER, BY ACCEPTING THIS MORTGAGE, AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS MORTGAGE, THE RELATIONSHIP OF LENDER AND BORROWER, BORROWER’S USE OR OCCUPANCY OF THE MORTGAGED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, BORROWER AND LENDER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER AND ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER OR ANY OF THE OTHER’S AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS MORTGAGE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY BORROWER AND LENDER OF ANY RIGHT THEY MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

IN WITNESS WHEREOF, this mortgage has been duly executed under seal by the Borrower as of the date and year first above written.

BORROWER:

SUPERTEL LIMITED PARTNERSHIP, a Virginia limited partnership

By SUPERTEL HOSPITALITY REIT TRUST,
a Maryland real estate investment trust,
Its General Partner

By	/s/ Donavon A. Heimes
Donavon A. Heimes,
Vice President/Treasurer